EXHIBIT a (1)(i)
This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your dealer, broker, bank manager, lawyer or other professional advisor.
OFFER TO PURCHASE FOR CASH
up to 29,648,400 Common Shares of
FAIRMONT HOTELS & RESORTS INC.
for U.S.$40.00 per Share by
ICAHN PARTNERS LP and ICAHN PARTNERS MASTER FUND LP
THE OFFER IS OPEN FOR ACCEPTANCE UNTIL 8:00 P.M., TORONTO TIME,
ON FEBRUARY 7, 2006, UNLESS EXTENDED OR WITHDRAWN.
The offer (the “Offer”) by Icahn Partners LP, a limited partnership governed by the laws of Delaware, and Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands (collectively “Icahn” or the “Offeror”), to purchase up to 29,648,400 Common Shares (the “Fairmont Shares”) of Fairmont Hotels & Resorts Inc. (“Fairmont” or the “Company”), together with the associated Rights (as defined herein), will be open for acceptance until 8:00 p.m., Toronto time, on February 7, 2006 or such later time and date as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer, “Extension and Variation of the Offer” (the “Expiry Time”), unless extended or withdrawn by the Offeror. The Offer is made only for Fairmont Shares and is not made for any options, warrants or other rights to acquire Fairmont Shares (other than the Rights). If more than the maximum number of Fairmont Shares are deposited under the Offer and not withdrawn, the Fairmont Shares to be purchased from each depositing Shareholder (as defined herein) will be determined on a pro rata basis, disregarding fractions by rounding down to the nearest whole number of Fairmont Shares.
The Offer is subject to the conditions set forth in Section 4 of the Offer, “Conditions of the Offer”, including there being validly deposited under the Offer and not withdrawn not less than 18,112,400 Fairmont Shares. The Offer is not subject to any financing condition.
Shareholders who wish to accept the Offer must properly complete and duly execute the accompanying Letter of Acceptance and Transmittal, or a facsimile thereof, and deposit it, together with certificates representing their Fairmont Shares in accordance with the instructions in the Letter of Acceptance and Transmittal. Alternatively, Shareholders may follow the procedures for (a) book-entry transfer of Fairmont Shares described under “Manner of Acceptance – Book Entry Transfer”, or (b) guaranteed delivery described in Section 3 of the Offer, “Manner of Acceptance – Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery, or a facsimile thereof. Persons whose Fairmont Shares are registered in the name of a broker, dealer, bank, trust company or other nominee should contact such registered holder for assistance if they wish to accept the Offer.
No person has been authorized to give any information or make any representation other than those contained in the Offer to Purchase and Circular and the Letter of Acceptance and Transmittal, and if given or made, that information or representation must not be relied upon as having been authorized by the Offeror.
The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in the Offer to Purchase and Circular. Any representation to the contrary is unlawful.
The Offer is being made to all Shareholders other than Icahn Partners LP and Icahn Partners Master Fund LP. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction’s laws or any administrative or judicial action pursuant thereto. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Icahn Partners LP and Icahn Partners Master Fund LP, if at all, only by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Questions and requests for assistance may be directed to the Depositary, the U.S. Forwarding Agent or the Information Agent (each as defined herein). Additional copies of this document, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary, the U.S. Forwarding Agent or the Information Agent at their respective offices set out below.

The Depository for the Offer is:	The U.S. Forwarding Agent for the Offer is:	The Information Agent for the Offer is:
CIBC MELLON TRUST COMPANY	MELLON INVESTOR SERVICES LLC	INNISFREE M&A INCORPORATED
199 Bay Street	120 Broadway, 13thFloor	501 Madison Avenue, 20th Floor
Commerce Court West,	New York, NY 10027	New York, NY 10022
Securities Level	Toll Free: 1-800-777-3674	Shareholders Call Toll Free:
Toronto, ON M5L 1G9		1-877-456-3402 (for English)
Telephone: (416) 643-5500		1-877-825-8777 (for French)
Toll Free: 1-800-387-0825		Banks and Brokers Call Collect:
(212) 750-5833
December 9, 2005

Except as otherwise indicated, the information concerning Fairmont contained in the Offer to Purchase and Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities, the United States Securities and Exchange Commission and other public sources. The Offeror has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from those filings or whether there has been any failure by Fairmont to disclose events that may have occurred or may affect the significance or accuracy of any information.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES
The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that Icahn Partners Master Fund LP is governed by the laws of the Cayman Islands, that experts named in the Circular reside outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States. Shareholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
Shareholders of Fairmont should be aware that the purchase by the Offeror of the Fairmont Shares held by them as described herein may have tax consequences both in Canada and the United States. The material tax consequences for Shareholders who are resident in, or citizens of, Canada and the United States are described in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 16 of the Circular, “Certain United States Federal Income Tax Considerations”, respectively.
EXCHANGE RATE INFORMATION
In the Offer to Purchase and Circular, except where otherwise indicated, all references to “dollars” or “$” are to Canadian dollars. The Bank of Canada noon spot exchange rate on December 8, 2005 was U.S.$1.00 = Cdn.$1.1574.

SUMMARY TERM SHEET
     The following are some of the questions you, as a shareholder of Fairmont, may have about our offer and our answers to those questions. This summary term sheet provides important and material information about our offer that is described in more detail elsewhere in the Offer to Purchase and Circular and Letter of Acceptance and Transmittal, but this summary term sheet does not include all of the information about our offer that is important to you. Additional important information about our offer is contained in the remainder of the Offer to Purchase and Circular and the Letter of Acceptance and Transmittal. Therefore, we urge you to carefully read the remainder of the Offer to Purchase and Circular and the Letter of Acceptance and Transmittal for our offer because the information in this summary term sheet is not complete. We have included cross-references in this summary term sheet to other sections of the Offer to Purchase and Circular to direct you to the sections of the Offer to Purchase and Circular in which a more complete description of the topics covered in this summary term sheet appear. As used in these questions and answers, “we” or “us” or “our” refers to Icahn Partners LP and Icahn Partners Master Fund LP, the entities making the offer for the Fairmont common shares.
WHO IS OFFERING TO BUY MY FAIRMONT COMMON SHARES?
     We are Icahn Partners LP and Icahn Partners Master Fund LP, limited partnerships which are indirectly controlled by Mr. Carl C. Icahn. We are primarily engaged in investing in securities of various entities under the direction of Mr. Icahn, acting through his affiliated entities. See Sections 1 and 2 of the Circular for more details regarding us and Fairmont.
WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN YOUR OFFER?
     We are seeking to purchase up to 29,648,400 of the issued and outstanding common shares of Fairmont. See Section 1 of the Offer to Purchase.
WHAT IS THE PURPOSE OF YOUR OFFER?
     The purpose of our offer is to enable us to acquire voting control of Fairmont and to be in a position to cause the election of individuals nominated by us to constitute the entire board of directors of Fairmont. We believe that Fairmont and its shareholders would benefit if the company were acquired by a larger hotel operator that would be able to more effectively take advantage of economies of scale. We would expect that directors nominated by us would pursue such a sale. However, to the extent that the current Fairmont board of directors is willing to pursue a sale, we would be willing to enter into discussions with Fairmont to extend the length of our offer to accommodate a sale process. See Section 4 of the Circular.
HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT?
     We are offering to pay U.S.$40.00 per Fairmont common share in cash. However, you can also elect to receive payment in Canadian dollars at the noon spot exchange rate on the date following expiry of our offer on which funds are provided to the depositary to pay for Fairmont common shares purchased under our offer.
     On December 8, 2005, the Bank of Canada noon spot exchange rate for Canadian dollars per U.S.$1.00 was $1.1574. For example, if you received payment in U.S. dollars and exchanged it for Canadian dollars at that exchange rate, you would have received $46.2960 per Fairmont common share (excluding any currency exchange fees or commissions). Although the offer price of U.S.$40.00 per Fairmont common share is fixed, the amount you would receive in Canadian dollars with respect to Fairmont common shares will vary with the U.S. dollar to Canadian dollar exchange rate, which may be higher or lower than $1.1574 per U.S.$1.00 at the time of exchange. All amounts payable by us for your Fairmont common shares will be paid promptly in U.S. currency or, if you so elect, in Canadian currency, upon our take up of Fairmont common shares under our offer. If applicable to your situation, you should obtain a current quote of the exchange rate before deciding whether to deposit your Fairmont common shares. See Section 3 of the Offer to Purchase.
WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I DEPOSIT IN YOUR OFFER?
     You will not be obligated to pay any brokerage fee or commission with respect to the purchase of Fairmont common shares by us pursuant to our offer if you accept our offer by depositing your Fairmont common shares directly with CIBC Mellon Trust Company, the depositary for our offer, or Mellon Investor Services LLC, the U.S. forwarding agent for our offer. If you own Fairmont common shares through a broker or other nominee and such broker or nominee deposits Fairmont common shares on your behalf, the broker or nominee may charge a fee for performing this service. See Section 3 of the Offer to Purchase.
DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT FOR ALL OF THE FAIRMONT COMMON SHARES THAT YOU ARE OFFERING TO PURCHASE?
     We have sufficient working capital to pay for all Fairmont common shares that are sought by us in our offer. See “Source of Funds” in Section 5 of the Circular for additional information. Our obligation to purchase Fairmont common shares in our offer is not subject to any financing condition.
IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO DEPOSIT IN YOUR OFFER?
     We do not believe that our financial condition is relevant to your decision whether to deposit your Fairmont common shares in our offer because the form of consideration consists solely of cash and our offer is not contingent upon our receipt of financing.
HOW WILL MY OPTIONS BE TREATED?
     In order to deposit the underlying Fairmont common shares to our offer, you must exercise your options pursuant to the terms of the plan governing the options, and deposit the Fairmont common shares in our offer in the same manner as other Fairmont common shares. See “How Do I Deposit My Fairmont Common Shares In Your Offer?”
HOW LONG DO I HAVE TO DECIDE WHETHER TO DEPOSIT MY FAIRMONT COMMON SHARES IN YOUR OFFER?
     You will have until 8:00 p.m., Toronto time, on February 7, 2006 to deposit your Fairmont common shares in our offer, unless our offer is extended or earlier withdrawn. Such time and date as may be extended is referred to in the Offer to Purchase and Circular as the “expiry time.” If you cannot deliver everything that is required in order to make a valid deposit by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 of the Offer to Purchase.
UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND YOUR OFFER?
     Subject to applicable law, we can extend our offer at any time and from time to time, for any reason. We are permitted (and are required under limited circumstances) to extend our offer beyond its initial expiration date of February 7, 2006:
•	for such amount of time as we determine to be necessary to permit any of the conditions to our offer to be satisfied; and

•	for any period required by the rules, regulations or interpretations of the Canadian securities regulatory authorities and the United States Securities and Exchange Commission, or the staff thereof, applicable to our offer.
     Subject to applicable law, we expressly reserve the right to waive any of the conditions to our offer and to make any change in the terms of, or conditions to, our offer prior to the expiry time. See Sections 5 and 6 of the Offer to Purchase.
WILL THERE BE A SUBSEQUENT OFFERING PERIOD?
     We will not provide a subsequent offering period after we take up Fairmont common shares deposited in the Offer.
HOW WILL I BE NOTIFIED IF YOUR OFFER IS EXTENDED?
     If we extend our offer, we will provide notice to the depositary for our offer. We will also make a public announcement of the extension by issuing a press release prior to 9:00 a.m., Toronto time, on the next business day after the scheduled expiry time and by providing a copy of the notice to the New York Stock Exchange and the Toronto Stock Exchange. See Section 5 of the Offer to Purchase.
WHAT ARE THE MOST SIGNIFICANT CONDITIONS IN YOUR OFFER?
     We have the right to withdraw our offer and not take up and pay for any Fairmont common shares deposited in our offer unless each of the conditions applicable to our offer described in Section 4 of the Offer to Purchase is satisfied or waived by us prior to the expiry time. These conditions include, without limitation, there being validly deposited and not withdrawn, at the expiry time, not less than 18,112,400 Fairmont common shares and our determining, in our reasonable judgment, that the Fairmont rights plan does not and will not adversely affect us or our offer, either before or on completion of our offer. See paragraphs 4(a) and 4(g) of the Offer to Purchase.
     We are not obligated to purchase Fairmont common shares that are validly deposited in our offer if we have not received any required approvals, exemptions or rulings, including under the Competition Act (Canada), the Investment Canada Act and the Hart-Scott-Rodino Antitrust Improvements Act. See paragraphs 4(b) and 4(c) of the Offer to Purchase and Section 14 of the Circular.
     Our offer is also subject to various other conditions. We can waive the conditions to our offer without Fairmont’s consent. See Section 4 of the Offer to Purchase.
     Our obligation to purchase Fairmont common shares under our offer is not subject to any financing condition. See Section 5 of the Circular.
HOW DO I DEPOSIT MY FAIRMONT COMMON SHARES IN YOUR OFFER?
     To deposit all or a portion of your Fairmont common shares in our offer:
•	You must deliver your Fairmont common share certificates (or arrange for the book-entry delivery of your Fairmont common shares), together with a properly completed and duly executed letter of acceptance and transmittal (or an “Agent’s Message” in the case of book-entry transfer), and any other documents required by the letter of acceptance and transmittal, to the depositary or U.S. forwarding agent not later than the expiry time.

•	If your Fairmont common shares are held in “street name,” through a broker, dealer, bank, trust company or other nominee, and you wish to deposit all or any portion of your Fairmont common shares in our offer, your Fairmont common shares can only be deposited on your behalf by your broker or nominee to the depositary or U.S. forwarding agent.

•	If you are unable to deliver any required document or instrument to the depositary or U.S. forwarding agent by the expiry time, you may obtain additional time to do so by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three Toronto Stock Exchange trading days after the expiry time of our offer. You may use the notice of guaranteed delivery enclosed with the Offer to Purchase and Circular for this purpose. For the deposit to be valid, however, the depositary must receive the missing items within that three trading-day period or your deposit will not be valid.
     See Section 3 of the Offer to Purchase.
CAN I WITHDRAW FAIRMONT COMMON SHARES THAT I PREVIOUSLY DEPOSITED IN YOUR OFFER? UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY DEPOSITED FAIRMONT COMMON SHARES?
     You can withdraw some or all of the Fairmont common shares that you validly deposited in our offer at any time prior to the expiry time. Once we accept your deposited Fairmont common shares for payment upon the expiration of our offer, you will no longer be able to withdraw them, except if they have not been paid for within three business days of such acceptance or in accordance with applicable law. In addition, if we have not accepted your Fairmont common shares for payment by February 7, 2006, you can withdraw them at any time thereafter, provided that your Fairmont common shares have not been accepted for payment prior to the receipt by the depositary or U.S. forwarding agent, depending on with whom you originally deposited your Fairmont common shares, of a notice of withdrawal in respect of such shares. See Section 6 of the Offer to Purchase.
HOW DO I WITHDRAW PREVIOUSLY DEPOSITED FAIRMONT COMMON SHARES?
     To withdraw Fairmont common shares that you have previously deposited in our offer, you (or, if your Fairmont common shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your Fairmont common shares) must deliver or fax a written notice of withdrawal, or a facsimile of one, with the required information to the depositary or U.S. forwarding agent, depending on with whom you originally deposited your Fairmont common shares, while you still have the right to withdraw your Fairmont common shares. See Section 6 of the Offer to Purchase.
WHEN MUST FAIRMONT’S BOARD OF DIRECTORS FORMALLY RESPOND TO YOUR OFFER?
     Under Canadian provincial securities laws, a directors’ circular must be prepared and delivered to shareholders no later than 15 days from the date of the commencement of our offer. This circular must include either a recommendation to accept or reject our offer, and the reasons for their recommendation, or a statement that they are unable to make or are not making a recommendation, and if no recommendation is made, the reasons for not making a recommendation. Under United States federal securities laws, Fairmont has similar obligations, including the requirement to file with the United States Securities and Exchange Commission a response no later than ten business days from the date of the commencement of our offer as to whether it recommends acceptance or rejection of our offer, that it has no opinion with respect to our offer or that it is unable to take a position with respect to our offer and the reason(s) for its position.

IF THE FAIRMONT COMMON SHARES SOUGHT IN YOUR OFFER ARE DEPOSITED AND TAKEN UP, WILL FAIRMONT CONTINUE AS A PUBLIC COMPANY?
     We expect that Fairmont would continue to satisfy the rules and regulations of the New York Stock Exchange and Toronto Stock Exchange relating to the continued listing of the Fairmont common shares following the completion of our offer. In addition, we expect that Fairmont would continue to comply with its requirements to make filings with the Canadian securities regulatory authorities and the United States Securities and Exchange Commission. See Section 12 of the Circular.
WHAT ARE THE MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF DEPOSITING FAIRMONT COMMON SHARES IN YOUR OFFER?
     In general, a holder of Fairmont common shares who is a resident of Canada, who holds Fairmont common shares as capital property, who deals at arm’s length and is not affiliated with Fairmont or us and who sells Fairmont common shares under our offer will realize a capital gain (or loss) to the extent that the proceeds of disposition of the Fairmont common shares (determined in Canadian dollars) exceed (or are less than) the total of the adjusted cost base of the Fairmont common shares to the shareholder and any reasonable costs of disposition. In general, a holder of Fairmont common shares who is not a resident of Canada, who deals at arm’s length and is not affiliated with Fairmont or us, who holds Fairmont common shares as capital property and not in connection with carrying on a business in Canada and who sells Fairmont common shares under our offer will not be subject to Canadian federal income tax on any capital gain realized on a disposition of Fairmont common shares under our offer. We encourage you to seek independent tax advice regarding the Canadian federal income tax consequences of depositing your Fairmont common shares in our offer. See Section 15 of the Circular.
WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF DEPOSITING FAIRMONT COMMON SHARES IN YOUR OFFER?
     In general, a United States holder who holds Fairmont common shares as capital assets and receives cash for the Fairmont common shares under our offer will recognize a gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between (a) the amount received and (b) such United States holder’s adjusted tax basis in the Fairmont common shares. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if such United States holder has held the Fairmont common shares for more than one year at the time of the exchange. We encourage you to consult your tax advisor regarding the United States federal income tax consequences of depositing your Fairmont common shares in our offer. See Section 16 of the Circular.
TO WHOM MAY I SPEAK IF I HAVE QUESTIONS ABOUT YOUR OFFER?
     Questions and requests for assistance may be directed to Innisfree M&A Incorporated as information agent for our offer, CIBC Mellon Trust Company as the depositary for our offer, or Mellon Investor Services LLC as U.S. forwarding agent for our offer, at their respective offices shown on the cover page and the last page of the Offer to Purchase and Circular. Additional copies of the Offer to Purchase and Circular, the Letter of Acceptance and Transmittal and the related offer documents may be obtained without charge on request from the information agent, the depositary, or the U.S. forwarding agent at their respective offices shown on the cover page and the last page of the Offer to Purchase and Circular.

GLOSSARY
In the Offer, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:
“Acquiring Person” has the meaning ascribed thereto in Section 13 of the Circular, “Summary of Fairmont Rights Plan”;
“affiliate”, except where otherwise indicated, has the meaning ascribed thereto in the Securities Act (Ontario);
“Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility depositing the Fairmont Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Acceptance and Transmittal and that the Offeror may enforce such agreement against such participant;
“Anti-trust Division” means the Anti-trust Division of the U.S. Department of Justice;
“ARC” has the meaning ascribed thereto in Section 14 of the Circular, “Regulatory Matters – Competition Act”;
“associate”, except where otherwise indicated, has the meaning ascribed thereto in the Securities Act (Ontario);
“Book-Entry Confirmation” has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance – Letters of Acceptance and Transmittal”;
“Book-Entry Transfer Facility” means The Depository Trust Company;
“CBCA” means the Canada Business Corporations Act, as amended;
“Circular” means the take-over bid circular accompanying the Offer to Purchase and forming part of the Offer;
“Code” means the United States Internal Revenue Code of 1986, as amended;
“Commissioner” means the Commissioner of Competition appointed under the Competition Act;
“Company” or “Fairmont” means Fairmont Hotels & Resorts Inc., a corporation governed by the CBCA;
“Competing Bid” has the meaning ascribed thereto in Section 13 of the Circular, “Summary of Fairmont Rights Plan”;
“Competition Act” means the Competition Act (Canada), as amended;
“Convertible Notes” has the meaning ascribed thereto in Section 2 of the Circular, “Fairmont”;
“CRA” has the meaning ascribed thereto in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“Depositary” means CIBC Mellon Trust Company;

“Effective Date” has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance – Power of Attorney”;
“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP), or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP);
“entities”, with respect to Fairmont, means collectively, the subsidiaries, associates or other Persons in which Fairmont has a direct or indirect material interest;
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“Exercise Price” has the meaning ascribed thereto in Section 13 of the Circular, “Summary of Fairmont Rights Plan”;
“Expiry Time” means, with respect to the Offer, 8:00 p.m., Toronto time, on February 7, 2006, or such later time and date as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension and Variation of the Offer”;
“Fairmont Rights Plan” means the shareholder rights plan agreement dated as of July 30, 2001 and amended and restated as of April 27, 2004 between Fairmont and Computershare Trust Company of Canada as rights agent;
“Fairmont Share” means a Common Share in the capital of Fairmont and includes the Right attached thereto pursuant to the Fairmont Rights Plan;
“Flip-In Event” has the meaning ascribed thereto in Section 13 of the Circular, “Summary of Fairmont Rights Plan”;
“FTC” means the U.S. Federal Trade Commission;
“Holder” has the meaning ascribed thereto in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;
“Information Agent” means Innisfree M&A Incorporated;
“Investment Canada Approval” means the approval or deemed approval pursuant to the Investment Canada Act by the Minister of Industry;
“Letter of Acceptance and Transmittal” means the letter of acceptance and transmittal in the form accompanying the Offer to Purchase and Circular;
“Market Price” has the meaning ascribed thereto in Section 13 of the Circular, “Summary of Fairmont Rights Plan”;
“Non-Resident Shareholder” has the meaning ascribed thereto in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Offer to Purchase and Circular;

“NYSE” means the New York Stock Exchange;
“Offer” means the offer to purchase Fairmont Shares (and associated Rights) made hereby, the terms and conditions of which are set forth in the accompanying Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery;
“Offeror” or “Icahn” means Icahn Partners LP and Icahn Partners Master Fund LP, limited partnerships governed by the laws of Delaware and the Cayman Islands, respectively;
“Offer Period” means the period commencing on December 9, 2005 and ending at the Expiry Time;
“OSC” means the Ontario Securities Commission;
“Other Securities” has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance – Power of Attorney”;
“Permitted Bid” has the meaning ascribed thereto in Section 13 of the Circular, “Summary of Fairmont Rights Plan”;
“Person” includes any individual, body corporate, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, or any form of unincorporated entity;
“PFIC” means a passive foreign investment company for United States federal income tax purposes;
“Publicly Disclosed by Fairmont” means disclosed by Fairmont in a public filing made by it on the System for Electronic Document Analysis and Retrieval (SEDAR) or by way of a press release made through a nationally recognized news wire service prior to the date hereof, in each case;
“Purchased Securities” has the meaning ascribed thereto in Section 3 of the Offer to Purchase, “Manner of Acceptance – Power of Attorney”;
“Resident Shareholder” has the meaning ascribed thereto in Section 15 of the Circular, “Certain Canadian Federal Income Tax Considerations”;
“Rights” has the meaning ascribed thereto in the Fairmont Rights Plan;
“Rights Certificate” means the certificate(s), if any, issued by the Company pursuant to the Fairmont Rights Plan evidencing Rights;
“SEC” means the United States Securities and Exchange Commission;
“Separation Time” has the meaning ascribed thereto in Section 13 of the Circular, “Summary of Fairmont Rights Plan”;
“Shareholder” means a holder of Fairmont Shares;
“Stock Acquisition Date” has the meaning ascribed thereto in Section 13 of the Circular, “Summary of Fairmont Rights Plan”;
“subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to a subsidiary;

“Tax Act” means the Income Tax Act (Canada), as amended;
“TSX” means the Toronto Stock Exchange;
“United States Holder” has the meaning ascribed thereto in Section 16 of the Circular, “Certain United States Federal Income Tax Considerations”; and
“U.S. Forwarding Agent” means Mellon Investor Services LLC.
FORWARD-LOOKING STATEMENTS
Certain statements contained in the accompanying Offer to Purchase and Circular under “Background to the Offer” and “Purpose of the Offer and Plans for Fairmont”, in addition to certain statements contained elsewhere in this document, are “forward-looking statements” and are prospective. These statements may be identified by their use of forward-looking terminology such as the words “expects”, “projects”, “believes”, “anticipates”, “intends” or other similar words. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations.

OFFER TO PURCHASE
December 9, 2005
TO: THE HOLDERS OF COMMON SHARES OF FAIRMONT
1. The Offer
The Offeror hereby offers to purchase, upon the terms and subject to the conditions hereinafter specified, up to 29,648,400 Fairmont Shares for U.S.$40.00 per share. Shareholders who have deposited Fairmont Shares pursuant to the Offer will be deemed to have deposited the Rights associated with such Fairmont Shares. No additional payment will be made for the Rights and no amount of the consideration to be paid by the Offeror will be allocated to the Rights. If more than the maximum number of Fairmont Shares are deposited in the Offer and not withdrawn, the Fairmont Shares to be purchased under the Offer will be determined on a pro rata basis, disregarding fractions by rounding down to the nearest whole number of Fairmont Shares.
The Offer is made only for Fairmont Shares and is not made for any options, warrants or other rights to acquire Fairmont Shares (other than Rights). Any holder of such securities (other than Rights) who wishes to accept the Offer must, to the extent permitted by the terms of such securities and applicable law, exercise the options, warrants or other rights in order to obtain the underlying Fairmont Shares and then deposit those Fairmont Shares in accordance with the Offer. Any such exercise must be sufficiently in advance of the Expiry Time to ensure that Fairmont Shares will be available for deposit no later than the Expiry Time or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, “Manner of Acceptance – Procedure for Guaranteed Delivery”.
The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more Persons designated by or affiliated with the Offeror, the right to purchase Fairmont Shares deposited in the Offer, together with the associated Rights, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of depositing Shareholders to receive payment for Fairmont Shares validly deposited and accepted for payment pursuant to the Offer. As a result of the relationship of Carl C. Icahn, Icahn Offshore LP and CCI Offshore Corp. with Icahn Partners Master Fund LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners Master Fund LP with regard to the Fairmont Shares beneficially owned by Icahn Partners Master Fund LP. As a result of the relationship of Carl C. Icahn, Icahn Onshore LP and CCI Onshore Corp. with Icahn Partners LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners LP with regard to the Fairmont Shares beneficially owned by Icahn Partners LP. As a result of Carl C. Icahn’s relationship with the Offeror, Icahn Onshore LP, CCI Onshore Corp., Icahn Offshore LP and CCI Offshore Corp., each of Mr. Icahn, Icahn Onshore LP, CCI Onshore Corp., Icahn Offshore LP and CCI Offshore Corp. may be deemed to be co-bidders with the Offeror.
All cash payable under the Offer will be denominated in U.S. dollars. However, Shareholders can elect to receive their cash consideration in Canadian dollars based on the Bank of Canada noon spot exchange rate on the date following the expiry of the Offer on which funds are provided to the Depositary to pay for Fairmont Shares purchased pursuant to the Offer. See Section 3 of the Offer to Purchase, “Manner of Acceptance – Currency of Payment”.
The accompanying Circular and Letter of Acceptance and Transmittal, which are incorporated into and form part of the Offer, contain important information that should be read carefully before making a decision with respect to the Offer.

2. Time for Acceptance
The Offer is open for acceptance until the Expiry Time, being 8:00 p.m., Toronto time, on February 7, 2006, unless the Offer is withdrawn or extended by the Offeror. The Expiry Time may be extended at the Offeror’s sole discretion pursuant to Section 5 of the Offer to Purchase, “Extension and Variation of the Offer”.
3. Manner of Acceptance
Letters of Acceptance and Transmittal
In order for a Shareholder to validly deposit Fairmont Shares to the Offer:
(a)	a Letter of Acceptance and Transmittal in the form accompanying the Offer to Purchase and Circular, or a facsimile thereof, properly completed and duly executed as required by the instructions set out in the Letter of Acceptance and Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Acceptance and Transmittal), and any other documents required by the instructions set out in the Letter of Acceptance and Transmittal, must be received by the Depositary or the U.S. Forwarding Agent no later than the Expiry Time, at any of their offices listed in the Letter of Acceptance and Transmittal, together with either:
(i)	the certificate or certificates representing the Fairmont Shares in respect of which the Offer is being accepted; or

(ii)	confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Fairmont Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth below, in either case so as to be received no later than the Expiry Time; or
(b)	the depositing Shareholder must comply with the guaranteed delivery procedures described below.
The Offer will be deemed to be accepted only if the Depositary or the U.S. Forwarding Agent has actually received these documents no later than the Expiry Time. The signature on the Letter of Acceptance and Transmittal must be guaranteed by an Eligible Institution or in some other manner acceptable to the Depositary or the U.S. Forwarding Agent (except that no guarantee is required for the signature of a depositing Shareholder which is an Eligible Institution) if it is signed by a Person other than the registered owner(s) of the Fairmont Shares being deposited, or if the Fairmont Shares not purchased are to be returned to a Person other than such registered owner(s) or sent to an address other than the address of the registered owner(s) as shown on the registers of Fairmont, or if payment is to be issued in the name of a Person other than the registered owner(s) of the Fairmont Shares being deposited. If a Letter of Acceptance and Transmittal is executed by a Person other than the registered holder of the Fairmont Shares represented by the certificate(s) deposited therewith, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.
Unless waived by the Offeror, Shareholders are required to deposit one Right for each Fairmont Share in order to effect a valid deposit of such Fairmont Share. If the Separation Time does not occur prior to the Expiry Time, a deposit of Fairmont Shares will also constitute a deposit of the associated Rights. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are distributed by the Company to Shareholders prior to the time that a Shareholder’s Fairmont Shares are deposited pursuant to the Offer, in order for the Fairmont Shares to be validly deposited, Rights Certificates representing Rights equal in number to the number of Fairmont Shares deposited must be delivered to the Depositary or the U.S. Forwarding Agent. If the Separation Time occurs prior to the Expiry Time and Rights Certificates are not distributed by the time that a Shareholder deposits its Fairmont Shares pursuant to the Offer, the Shareholder may deposit its Rights before receiving Rights Certificates by using the guaranteed delivery procedure described below. In any case, a deposit of Fairmont Shares constitutes an agreement by the depositing Shareholder to deliver Rights Certificates representing Rights equal in number to the number of Fairmont Shares deposited pursuant to the Offer to the Depositary or the U.S. Forwarding Agent within three business days after the date, if any, that Rights Certificates are distributed. The Offeror reserves the right to require, if the Separation Time occurs before the Expiry Time, that the Depositary or the U.S. Forwarding Agent receive, prior to taking up the Fairmont Shares of a depositing Shareholder for payment pursuant to the Offer, Rights Certificate(s) from such Shareholder representing Rights equal in number to the Fairmont Shares deposited by such holder.
Currency of Payment
The cash payable under the Offer will be denominated in U.S. dollars. However, Shareholders can elect to receive their cash consideration in Canadian dollars based on the Bank of Canada noon spot exchange rate on the date following the expiry of the Offer on which funds are provided to the Depositary to pay for Fairmont Shares purchased pursuant to the Offer. If a Shareholder wishes to receive the cash payable under the Offer in Canadian dollars, the box titled “Currency of Payment” in the Letter of Acceptance and Transmittal and, if applicable, in the Notice of Guaranteed Delivery must be completed. Otherwise, cash payment will be made in U.S. dollars.
Book-entry Transfer
The Depositary will establish an account with respect to the Fairmont Shares at the Book-Entry Transfer Facility for the purpose of the Offer within three business days after the date of the Offer and, if the Separation Time has occurred prior to the Expiry Time and Rights Certificates have been distributed to Shareholders prior to the Expiry Time, with respect to the Rights. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Fairmont Shares by causing the Book-Entry Transfer Facility to transfer such Fairmont Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Fairmont Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either a Letter of Acceptance and Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of a Letter of Acceptance and Transmittal, and any other required documents, must, in any case, be received by the Depositary at its office in Toronto, Ontario, Canada no later than the Expiry Time, or the depositing Shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.
Procedure for Guaranteed Delivery
If a holder of Fairmont Shares or Rights wishes to deposit such Fairmont Shares or Rights pursuant to the Offer and certificates for such Fairmont Shares or Rights are not immediately available, the holder cannot complete the procedure for book-entry transfer on a timely basis, or the holder cannot deliver all other required documents to the Depositary or U.S. Forwarding Agent no later than the Expiry Time, those Fairmont Shares or Rights may nevertheless be deposited under the Offer provided that all of the following conditions are met:
(a)	the deposit is made by or through an Eligible Institution;

(b)	a Notice of Guaranteed Delivery in the form accompanying the Offer to Purchase and Circular, or a facsimile thereof, properly completed and duly executed, including a guarantee by an Eligible Institution in the form specified in the Notice of Guaranteed Delivery, is received by the Depositary, at the applicable address set out in the Notice of Guaranteed Delivery, no later than the Expiry Time;

(c)	the certificate(s) representing the deposited Fairmont Shares and, if the Separation Time has occurred prior to the Expiry Time and Rights Certificates have been distributed to Shareholders prior to the Expiry Time, the certificate(s) representing the deposited Rights, or a Book-Entry Confirmation with respect to the deposited Fairmont Shares and Rights, together with a Letter of Acceptance and Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of Fairmont Shares or Rights, an Agent’s Message), covering the deposited Fairmont Shares and Rights and all other documents required by the Letter of Acceptance and Transmittal, are received by the Depositary at the applicable address specified in the Notice of Guaranteed Delivery no later than 5:00 p.m., Toronto time, on the third trading day on the TSX after the Expiry Time; and

(d)	in the case of Rights where the Separation Time has occurred prior to the Expiry Time but Rights Certificates have not been distributed to Shareholders prior to the Expiry Time, the certificate(s) representing the deposited Rights, in proper form for transfer or a Book-Entry Confirmation with respect to the deposited Rights, together with a Letter of Acceptance and Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of a book-entry transfer of Rights, an Agent’s Message), covering the deposited Rights and all other documents required by the Letter of Acceptance and Transmittal, are received by the Depositary at the applicable address specified in the Notice of Guaranteed Delivery no later than 5:00 p.m., Toronto time, on the third business day after Rights Certificates are distributed to Shareholders.
The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile or mail to the Depositary at its office in Toronto, Ontario, Canada set out in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Acceptance and Transmittal and accompanying Fairmont Share certificates and Rights Certificates to any office other than such office of the Depositary does not constitute delivery for purposes of satisfying a guaranteed delivery.
General
In all cases, payment for Fairmont Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary or the U.S. Forwarding Agent of the certificates representing the Fairmont Shares or book-entry transfer of Fairmont Shares into the appropriate account, a Letter of Acceptance and Transmittal or a facsimile thereof, properly completed and duly executed, covering those Fairmont Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Acceptance and Transmittal, or an Agent’s Message in connection with a book-entry transfer of Fairmont Shares, and any other required documents.
The method of delivery of certificates representing Fairmont Shares or Rights, the Letter of Acceptance and Transmittal and all other required documents is at the option and risk of the Person depositing the same. The Offeror recommends that all such documents be delivered by hand to the Depositary or the U.S. Forwarding Agent and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

Shareholders whose Fairmont Shares are registered in the name of a nominee should contact their broker, dealer, bank, trust company or other nominee if they wish to accept the Offer.
All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Fairmont Shares deposited pursuant to the Offer will be determined by the Offeror in its sole judgment. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in any deposit of any Fairmont Shares. There shall be no duty or obligation on the Offeror, the Depositary, the U.S. Forwarding Agent or any other Person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer to Purchase and Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery will be final and binding.
DEPOSITING SHAREHOLDERS WILL NOT BE OBLIGATED TO PAY ANY BROKERAGE FEE OR COMMISSION WITH RESPECT TO THE PURCHASE OF FAIRMONT SHARES BY THE OFFEROR PURSUANT TO THE OFFER, IF THEY ACCEPT THE OFFER BY DEPOSITING THEIR FAIRMONT SHARES DIRECTLY WITH THE DEPOSITARY OR THE U.S. FORWARDING AGENT. IF A DEPOSITING SHAREHOLDER OWNS FAIRMONT SHARES THROUGH A BROKER OR OTHER NOMINEE AND SUCH BROKER OR NOMINEE DEPOSITS FAIRMONT SHARES ON THE SHAREHOLDER’S BEHALF, THE BROKER OR NOMINEE MAY CHARGE A FEE FOR PERFORMING THIS SERVICE.
Power of Attorney
The execution of a Letter of Acceptance and Transmittal, or an Agent’s Message in connection with a book-entry transfer of Fairmont Shares, irrevocably appoints each officer of the Depositary and each officer of the Offeror and any other Person designated by the Offeror in writing as the true and lawful agents, attorneys and attorneys-in-fact and proxies of the holder of the Fairmont Shares covered by the Letter of Acceptance and Transmittal, or on whose behalf an Agent’s Message is sent, with respect to Fairmont Shares (including the associated Rights) registered in the name of the holder on the books of Fairmont and deposited pursuant to the Offer and purchased by the Offeror (the “Purchased Securities”), and with respect to any and all dividends (other than certain cash dividends), distributions, payments, securities, rights (including Rights), warrants, assets or other interests (collectively, “Other Securities”), which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Securities on or after the date of the Offer, except as otherwise indicated in Section 10 of the Offer to Purchase, “Changes in Capitalization; Dividends and Distributions; Liens”.
The power of attorney granted irrevocably upon execution of a Letter of Acceptance and Transmittal, or an Agent’s Message in connection with a book-entry transfer of Fairmont Shares, shall be effective on and after the date that the Offeror takes up and pays for Purchased Securities (the “Effective Date”), with full power of substitution and resubstitution in the name of and on behalf of such holder of Purchased Securities (such power of attorney, coupled with an interest, being irrevocable) to:
(a)	transfer ownership of the Purchased Securities on the account books maintained by the Book-Entry Transfer Facility, together, in any such case, with all accompanying evidence of transfer and authenticity, to or upon the order of the Offeror;

(b)	register or record the transfer of Purchased Securities and Other Securities on the registers of Fairmont;

(c)	execute and deliver, as and when requested by the Offeror, any instruments of proxy, authorization or consent in form and on terms satisfactory to the Offeror in respect of such Purchased Securities and Other Securities, revoke any such instrument, authorization or consent or designate in such instrument, authorization or consent any Person or Persons as the proxy of such holder in respect of the Purchased Securities for all purposes including, without limitation, in connection with any meeting (whether annual, special or otherwise or any adjournment thereof) of holders of relevant securities of the Company;

(d)	execute and negotiate any cheques or other instruments representing any Other Securities payable to the holder of such Purchased Securities; and

(e)	exercise any rights of a holder of Purchased Securities and Other Securities with respect to such Purchased Securities and Other Securities, all as set forth in the Letter of Acceptance and Transmittal.
A holder of Fairmont Shares who executes a Letter of Acceptance and Transmittal, or on whose behalf an Agent’s Message is sent, also agrees, effective on and after the Effective Date, not to vote any of the Purchased Securities or Other Securities at any meeting (whether annual, special or otherwise or any adjournment thereof) of holders of Fairmont Shares or holders of Other Securities and not to exercise any or all of the other rights or privileges attached to the Purchased Securities or Other Securities and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of all or any of the Purchased Securities or Other Securities, and to designate in such instruments of proxy the Person or Persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Securities or Other Securities. Upon such appointment, all prior proxies given by the holder of such Purchased Securities or Other Securities with respect thereto shall be revoked and no subsequent proxies may be given by such Person with respect thereto.
Further Assurances
A holder of Fairmont Shares accepting the Offer covenants under the terms of the Letter of Acceptance and Transmittal to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities or Other Securities to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred may be exercised during any subsequent legal incapacity of such holder and shall, to the extent permitted by law, survive the death or incapacity, bankruptcy or insolvency of the holder and all obligations of the holder therein shall be binding upon the heirs, personal representatives, successors and assigns of such holder.
Depositing Shareholders’ Representations and Warranties
The acceptance of the Offer pursuant to the procedures set forth above constitutes an agreement between a depositing Shareholder and the Offeror in accordance with the terms and conditions of the Offer. This agreement includes a representation and warranty by the depositing Shareholder that:
(a)	the person signing the Letter of Acceptance and Transmittal or submitting the Agent’s Message, as applicable, has full power and authority to deposit, sell, assign and transfer the deposited Fairmont Shares and any Other Securities being deposited;

(b)	the person signing the Letter of Acceptance and Transmittal or the Person on whose behalf the deposited Fairmont Shares (and Other Securities) are being deposited owns

(including, without limitation, within the meaning of Rule 14e-4 under the Exchange Act) the Fairmont Shares that are being deposited (and any Other Securities);

(c)	the deposited Fairmont Shares and Other Securities have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Fairmont Shares and Other Securities, to any other Person;

(d)	the deposit of the Fairmont Shares and Other Securities complies with applicable laws (including with Rule 14e-4 under the Exchange Act); and

(e)	when the Fairmont Shares and Other Securities are taken up and paid for by the Offeror, the Offeror will acquire good title thereof free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.
4. Conditions of the Offer
Notwithstanding any other provision of the Offer and subject to applicable law, the Offeror shall have the right to withdraw the Offer and not take up and pay for, or extend the period of time during which the Offer is open for acceptance and postpone taking up and paying for, any Fairmont Shares deposited under the Offer unless each of the following conditions is satisfied or waived by the Offeror prior to the Expiry Time:
(a)	there shall have been validly deposited and not withdrawn, at the Expiry Time, not less than 18,112,400 Fairmont Shares;

(b)	all government or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, orders, rulings, decisions, and exemptions (including, among others, Investment Canada Approval, those required by any antitrust or foreign investment laws, including the HSR Act, and those of any stock exchanges or other securities or regulatory authorities) that, in the Offeror’s reasonable judgment, are necessary or desirable to complete the Offer, shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror in its reasonable judgment;

(c)	the applicable waiting period related to merger pre-notification under Part IX of the Competition Act will have expired or been waived in accordance with the Competition Act and the Commissioner will have advised the Offeror (which advice will not have been rescinded or amended), to the satisfaction of the Offeror, in its reasonable judgment, that she does not intend to oppose the purchase of the Fairmont Shares under the Offer and will not have made or have threatened to make application under Part VIII of the Competition Act in respect of the purchase of the Fairmont Shares under the Offer, or the Commissioner will have issued an advance ruling certificate in respect of the purchase of the Fairmont Shares pursuant to Section 102 of the Competition Act;

(d)	there will not have occurred any actual or threatened change to the Tax Act or the regulations thereunder (including any proposal by the Minister of Finance (Canada) to amend the Tax Act or the regulations thereunder or any announcement, governmental or regulatory initiative, condition, event or development involving a change or a prospective change to the Tax Act or the regulations thereunder) that, in the reasonable judgment of the Offeror, directly or indirectly, has or may have adverse significance with respect to the current or anticipated business or operations of any of Fairmont or its entities or any reorganization of Fairmont;

(e)	there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence or any law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever which, in the reasonable judgment of the Offeror, adversely affects or involves, or may adversely affect or involve, the general economic, financial, currency exchange or securities industries in the United States, Canada or elsewhere;

(f)	there shall not have occurred:
(i)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or Canada;

(ii)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada;

(iii)	any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States or Canada;

(iv)	a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada or any attack on, or outbreak or act of terrorism involving the United States or Canada;

(v)	a material change in the United States, Canadian or other currency exchange rates or a suspension or a limitation on the markets thereof; or

(vi)	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
(g)	the Offeror shall have determined in its reasonable judgment that:
(i)	the Fairmont Rights Plan does not and will not adversely affect the Offer or the Offeror either before or on consummation of the Offer;

(ii)	the board of directors of Fairmont shall have redeemed all Rights issued under the Fairmont Rights Plan or have waived the application of the Fairmont Rights Plan to the purchase of Fairmont Shares by the Offeror under the Offer;

(iii)	a binding and non-appealable cease trading order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of the Rights or the issue of Fairmont Shares upon the exercise of the Rights;

(iv)	a court of competent jurisdiction shall have ordered that the Rights are illegal, of no force or effect or may not be exercised in relation to the Offer and such order shall have become non-appealable; or

(v)	the Rights and the Fairmont Rights Plan shall otherwise have been held unexercisable or unenforceable in relation to the purchase by the Offeror of Fairmont Shares under the Offer;
(h)	the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company or any of its entities with any securities commission or similar securities regulatory authority in any of the provinces of Canada or in the United States, including any prospectus, annual information form, financial statement, material change report, management proxy circular, press release or in any document so filed or released by the Company or its entities to the public which the Offeror shall have determined in its reasonable judgment is adverse or makes it inadvisable for the Offeror to proceed with the Offer, or the taking up and paying for Fairmont Shares deposited under the Offer;

(i)	there shall not have occurred since September 30, 2005 any change in the compensation paid or payable by the Company or its entities to their directors, officers or employees, including the granting of additional shares, stock options or bonuses, in each case outside the ordinary course of business, consistent with past practice, or the adoption of additional severance or similar arrangements;

(j)	no preliminary or permanent injunction or other order of any domestic or foreign court, government or governmental authority or agency shall have been issued and shall remain in effect which:
(i)	makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Fairmont Shares by the Offeror;

(ii)	imposes or confirms limitations on the ability of the Offeror effectively to exercise full rights of ownership of any Fairmont Shares, including, without limitation, the right to vote any Fairmont Shares acquired by the Offeror pursuant to the Offer or otherwise on all matters properly presented to the Shareholders;

(iii)	imposes or confirms limitations on the ability of the Offeror to fully exercise the voting rights conferred pursuant to its appointment as proxy in respect of all deposited Fairmont Shares which it accepts for payment; or

(iv)	requires divestiture by the Offeror of any Fairmont Shares;
(k)	there shall not be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any domestic or foreign court, government or governmental authority or agency, in any jurisdiction, which might, directly or indirectly, result in any of the consequences referred to in paragraph (j) above;

(l)	no change or development shall have occurred or been threatened since the date of the Offer to Purchase in the business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects of Fairmont which is outside the ordinary course of the Fairmont business or may be materially adverse to Fairmont, nor shall the Offeror have become aware of any fact that has not been previously Publicly Disclosed by Fairmont that has or may have a material adverse effect on the value of the Fairmont Shares;

(m)	no action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission shall have been threatened, instituted or pending by any Person challenging the acquisition of any Fairmont Shares pursuant to the Offer or otherwise directly or indirectly relating to the Offer which, in the reasonable judgment of the Offeror, adversely affects the Offeror or the Shareholders or causes any material diminution of the benefits to be derived by the Offeror as a result of the transactions contemplated by the Offer;

(n)	Fairmont shall not have:
(i)	issued, or authorized or proposed the issuance of, any Fairmont securities of any class, or any securities convertible into, or rights, warrants or options to acquire, any such securities or other convertible securities other than pursuant to the exercise or conversion of currently outstanding stock options or convertible securities;

(ii)	issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Fairmont Shares; or

(iii)	declared or paid any distribution on the Fairmont Shares (other than the dividend of $0.06 per Fairmont Share payable on January 27, 2006); and
(o)	neither Fairmont, nor its board of directors nor any of Fairmont’s subsidiary entities nor any governing body thereof shall have authorized, proposed or announced its intention to propose any material change to its articles of incorporation or bylaws, any merger, consolidation or business combination or reorganization transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business.
The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any of the conditions (other than any intentional action or inaction by the Offeror giving rise to any such conditions) or may be waived by the Offeror in its reasonable discretion in whole or in part, at any time and from time to time, prior to the Expiry Time without prejudice to any other rights which the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time prior to the Expiry Time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted by the Offeror at any time and from time to time prior to the Expiry Time. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.
General
Any waiver of a condition in respect of the Offer or the withdrawal of the Offer shall be effective upon written notice, or other communication confirmed in writing by the Offeror to that effect, to the Depositary at its principal office in Toronto, Ontario, Canada. Forthwith after giving any such notice, the Offeror will make a public announcement of such waiver or withdrawal, cause the Depositary, if required by law, as soon as practicable thereafter to notify the Shareholders in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery”, and provide a copy of the aforementioned public announcement to the NYSE and the TSX. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Fairmont Shares deposited under the Offer, and the Depositary will promptly return all certificates representing deposited Fairmont Shares, Letters of Acceptance and Transmittal, Notices of Guaranteed Delivery and related documents in its possession to the parties by whom they were deposited at the Offeror’s expense. See Section 8 of the Offer to Purchase, “Return of Deposited Fairmont Shares”.
5. Extension and Variation of the Offer
The Offer is open for acceptance until the Expiry Time unless the Offer is withdrawn by the Offeror.
Subject as hereinafter described, the Offeror expressly reserves the right, in its sole judgment, at any time and from time to time during the Offer Period or at any other time if permitted by applicable law, to extend the Offer Period for the Offer or to vary the Offer by giving written notice, or other communication confirmed in writing, of such extension or variation to the Depositary at its principal office in Toronto, Ontario, Canada, and by causing the Depositary as soon as practicable thereafter to communicate such notice to all holders of Fairmont Shares that have not been taken up prior to the extension or variation in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery”. The Offeror will, as soon as practicable after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation, such announcement in the case of an extension to be disseminated no later than 9:00 a.m., Toronto time, on the next business day after the previously scheduled Expiry Time, and will provide a copy of the notice to the NYSE and the TSX. Any notice of extension or variation will be deemed to have been given and be effective at the time on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada. Notwithstanding the foregoing, if all of the terms and conditions of the Offer have been fulfilled, complied with or waived by the Offeror, the Offeror will take up Fairmont Shares validly deposited under the Offer and not withdrawn and will not extend the Offer.
Where the terms of the Offer are varied (other than a variation consisting solely of a waiver of condition of the Offer), the Offer Period for the Offer will not expire before ten days after the notice of such variation has been given to the Shareholders unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian courts or applicable securities regulatory authorities. Notwithstanding the foregoing, if the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. Under the Exchange Act, the minimum period during which an offer must remain open following material changes in the terms of such offer, other than a change in consideration offered or percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. Generally, in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders and, if material changes are made with respect to information that approaches the significance of consideration offered or percentage of securities sought, a minimum of ten business days is required to allow for adequate dissemination of information to securityholders and investor response. Accordingly, if prior to the Expiry Time the Offeror increases or decreases the number of Fairmont Shares being sought or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such tenth business day. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment. For purposes of this paragraph, a “business day” means any day other than a Saturday, Sunday or a United States federal holiday and consists of the time period between 12:01 a.m. through midnight (Toronto time).
If at any time before the Expiry Time, or at any time after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase and Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, Ontario, Canada, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 11 of the Offer to Purchase, “Notices and Delivery” to all Shareholders whose Fairmont Shares have not been taken up pursuant to the Offer at the date of the occurrence of the change, if required by applicable law. The Offeror will as soon as practicable after giving notice of a change in information to the Depositary make a public announcement of the change in information and provide a copy of the public announcement to the NYSE and the TSX. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario, Canada.
During any such extension or in the event of any such variation or change in information, all Fairmont Shares deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms of the Offer, subject to Section 6 of the Offer to Purchase, “Withdrawal of Deposited Fairmont Shares”. An extension of the Offer Period for the Offer, a variation of the Offer or a change to information does not constitute a waiver by the Offeror of its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”.
6. Withdrawal of Deposited Fairmont Shares
Except as otherwise stated in this Section 6 and subject to applicable law, all deposits of Fairmont Shares pursuant to the Offer are irrevocable. Any Fairmont Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:
(a)	at any time prior to the Expiry Time;

(b)	if the Fairmont Shares have not been paid for by the Offeror within three business days after having been taken up; or

(c)	as required by the Exchange Act, at any time after February 7, 2006, provided that the Fairmont Shares have not been accepted for payment by the Offeror prior to the receipt by the Depositary or U.S. Forwarding Agent, depending on with whom a Shareholder originally deposited Fairmont Shares, of the notice of withdrawal in respect of such Fairmont Shares.
Withdrawals of Fairmont Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder by whom or on whose behalf such Fairmont Shares were deposited, and such notice must be actually received by the Depositary or U.S. Forwarding Agent, depending on with whom a Shareholder originally deposited Fairmont Shares, at the place of deposit of the Fairmont Shares within the time limits indicated above. A notice of withdrawal must:
(a)	be made by a method, including facsimile transmission, that provides the Depositary or U.S. Forwarding Agent, as applicable, with a written or printed copy;

(b)	be signed by the person who signed the Letter of Acceptance and Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Fairmont Shares which are to be withdrawn; and

(c)	specify such person’s name, the number of Fairmont Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Fairmont Shares to be withdrawn.

If Fairmont Shares have been deposited pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, “Manner and Acceptance – Book-entry Transfer”, such notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Fairmont Shares.
The withdrawal will take effect upon receipt by the Depositary or U.S. Forwarding Agent, as applicable, of the properly completed notice of withdrawal. For the purpose of obtaining physical possession of the deposited Fairmont Share certificates so withdrawn, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Acceptance and Transmittal (as described in the instructions set out in such letter), except in the case of Fairmont Shares deposited for the account of an Eligible Institution.
Withdrawals may not be rescinded and any Fairmont Shares withdrawn will thereafter be deemed to be not validly deposited for purposes of the Offer. However, withdrawn Fairmont Shares may be redeposited no later than the Expiry Time by again following one of the procedures described in Section 3 of the Offer to Purchase, “Manner of Acceptance”. Once the Offeror accepts the deposited Fairmont Shares for payment upon the expiration of the Offer (including the expiration of any extension thereof), Shareholders will no longer be able to withdraw them, except in accordance with applicable law.
If the Offeror extends the Offer, is delayed in taking up or paying for Fairmont Shares or is unable to take up or pay for Fairmont Shares for any reason, then, without prejudice to the Offeror’s other rights, Fairmont Shares deposited under the Offer may be retained by the Depositary on behalf of the Offeror and such Fairmont Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in this Section 6 or pursuant to applicable law. However, the ability of the Offeror to delay the payment for Fairmont Shares that the Offeror has taken up is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder’s offer. The Depositary, on behalf of the Offeror, is bound by Rule 14e-1(c) under the Exchange Act in retaining Fairmont Shares under these circumstances.
In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission or to damages, or both, in certain circumstances. See Section 19 of the Circular, “Offerees’ Statutory Rights”.
All questions as to the validity (including timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion, and such determination will be final and binding. None of the Offeror, the Depositary, the U.S. Forwarding Agent or any other Person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.
7. Take Up of and Payment for Deposited Fairmont Shares
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will take up Fairmont Shares validly deposited under the Offer and not withdrawn prior to the Expiry Time pursuant to Section 6 of the Offer to Purchase, “Withdrawal of Deposited Fairmont Shares”, promptly following the Expiry Time and, after such take up, will promptly pay for the Fairmont Shares taken up pursuant to applicable law.
For purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Fairmont Shares validly deposited under the Offer and not withdrawn as, if and when the Offeror gives written notice or other communication confirmed in writing to the Depositary to that effect at its principal office in Toronto, Ontario, Canada.

Subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that the Offeror pay the consideration offered or return the applicable Fairmont Shares deposited by or on behalf of Shareholders promptly after the termination of the Offer or withdrawal of the applicable Fairmont Shares, the Offeror expressly reserves the right, in its sole discretion, to delay or otherwise refrain from taking up and paying for any Fairmont Shares or to terminate the Offer and not take up or pay for any Fairmont Shares if any condition specified in Section 4 of the Offer to Purchase, “Conditions of the Offer”, in respect of the Offer is not satisfied or waived by the Offeror, by giving written notice thereof, or other communication confirmed in writing, to the Depositary at its principal office in Toronto, Ontario, Canada. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror also expressly reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for any Fairmont Shares deposited under the Offer in order to comply, in whole or in part, with any applicable governmental regulatory approvals or clearances. See Section 4 of the Offer to Purchase, “Conditions of the Offer”, and Section 14 of the Circular, “Regulatory Matters”. If, for any reason whatsoever, the take-up of any Fairmont Shares deposited pursuant to the Offer is delayed, or the Offeror is unable to take up Fairmont Shares deposited pursuant to the Offer, then, without prejudice to the Offeror’s other rights under the Offer, the Depositary may, nevertheless, on behalf of the Offeror, retain the deposited Fairmont Shares, except to the extent that the depositing Shareholders exercise withdrawal rights as described in Section 6 of the Offer to Purchase, “Withdrawal of Deposited Fairmont Shares”.
The Offeror will pay for Fairmont Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. The Depositary will act as the agent of Persons who have deposited Fairmont Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such Persons, and receipt of payment by the Depositary shall be deemed to constitute receipt thereof by Persons depositing Fairmont Shares. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to Persons depositing Fairmont Shares on the purchase price of Fairmont Shares purchased by the Offeror, regardless of any delay in making such payment.
Settlement with each Shareholder who has validly deposited Fairmont Shares and not withdrawn Fairmont Shares under the Offer will be made by the Depositary forwarding a cheque payable in U.S. funds (or, at the election of the Shareholder, the equivalent in Canadian funds) to each such Shareholder representing the cash payment for such Fairmont Shares to which such Shareholder is entitled. Unless otherwise directed in the Letter of Acceptance and Transmittal, the cheque will be issued in the name of the registered holder of deposited Fairmont Shares. Unless the Person depositing Fairmont Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Acceptance and Transmittal, the cheque will be forwarded by first class mail to such Person at the address specified in the Letter of Acceptance and Transmittal. If no address is specified, cheques will be forwarded to the address of the holder as shown on the share register maintained by or on behalf of the Company. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing.
8. Return of Deposited Fairmont Shares
If for any reason any deposited Fairmont Shares are not taken up and paid for pursuant to the terms and conditions of the Offer for any reason or if certificates are submitted for more Fairmont Shares than are deposited, certificates for Fairmont Shares that are not purchased will be returned by first class mail, without expense to the depositing Shareholder, promptly following the Expiry Time or withdrawal and early termination of the Offer. Unless otherwise directed in the Letter of Acceptance and Transmittal, certificates representing unpurchased Fairmont Shares will be forwarded to the address of the registered owner as shown on the share register maintained by or on behalf of the Company.

9. Mail Service Interruption
Notwithstanding the provisions of the Offer to Purchase and Circular, the Letter of Acceptance and Transmittal or the Notice of Guaranteed Delivery, cheques, Fairmont Share certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, Fairmont Share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificates for Fairmont Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror will provide notice of any determination not to mail under this Section 9 as soon as reasonably practicable after the making of such determination and in accordance with Section 11 of the Offer to Purchase, “Notices and Delivery”. Notwithstanding Section 7 of the Offer to Purchase, “Take Up of and Payment for Deposited Fairmont Shares”, cheques, certificates or other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been mailed on the first day upon which they are available for delivery to the depositing Shareholder at the appropriate office of the Depositary.
10. Changes in Capitalization; Dividends and Distributions; Liens
If, on or after the date of the Offer, the Company should divide, combine, reclassify, consolidate, convert or otherwise change the Fairmont Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”, make such adjustments as it deems appropriate to reflect such division, combination, reclassification, consolidation, conversion or other change in the purchase price or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor).
Fairmont Shares acquired pursuant to the Offer shall be transferred by the holder of Fairmont Shares and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, security interests, claims and equities or rights of others of any nature or kind whatsoever and together with all rights and benefits arising therefrom, including (subject to the payment of dividends as described below) the right to all:
(a)	Other Securities which may be declared, paid, issued, accrued, distributed, made or transferred on or after the date of the Offer on in respect of the Fairmont Shares; and

(b)	Rights, whether or not separated from the Fairmont Shares.
If, on or after the date of the Offer, the Company should declare or pay any dividend (other than the dividend of $0.06 per Fairmont Share payable on January 27, 2006) or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to the Fairmont Shares, that is payable or distributable to the holders of such Fairmont Shares on a record date that precedes the date of transfer of such Fairmont Shares into the name of the Offeror or its nominees or transferees on the share register maintained by or on behalf of the Company in respect of Fairmont Shares accepted for purchase pursuant to the Offer, then without prejudice to the Offeror’s rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”:
(a)	in the case of cash dividends, distributions or payments, the amount of the dividends, distributions or payments shall be received and held by the depositing Shareholders for the account of the Offeror until the Offeror pays for such Fairmont Shares, and to the extent that such dividends, distributions or payments do not exceed the cash purchase price per Fairmont Share payable by the Offeror pursuant to the Offer, the cash purchase price per Fairmont Share pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment;

(b)	in the case of non-cash dividends, distributions, payments, rights or other interests, the whole of any such non-cash dividend, distribution, payment, right or other interest shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer; and

(c)	in the case of any cash dividends, distributions or payments in an amount that exceeds the cash purchase price per Fairmont Share, the whole of any such cash dividend, distribution or payment shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as owner of any such dividend, distribution, payment, right or other interest and may withhold the entire purchase price payable by the Offeror pursuant to the Offer or deduct from the purchase price payable by the Offeror pursuant to the Offer the amount or value of the dividend, distribution, payment, right or other interest, as determined by the Offeror in its sole discretion.
The declaration or payment of any such dividend or distribution may have tax consequences not discussed under “Certain Canadian Federal Income Tax Considerations” or “Certain United States Federal Income Tax Considerations” in Sections 15 and 16 of the Circular, respectively.
11. Notices and Delivery
Except as otherwise provided in the Offer, any notice to be given by the Offeror or the Depositary pursuant to the Offer will be deemed to have been properly given if it is in writing and is mailed by first class mail to Shareholders at their respective addresses as shown on the share register maintained by or on behalf of the Company in respect of the Fairmont Shares and will be deemed to have been received on the first business day following the date of mailing. For this purpose, “business day” means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of, or delay in, mail services in Canada or in the United States following mailing. In the event of any interruption of or delay in mail service in Canada or the United States following mailing, the Offeror intends to make reasonable efforts to disseminate notice by other means, such as publication. Except as otherwise required or permitted by law, in the event of any interruption of or delay in mail services following mailing, or if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if a summary of the material facts thereof:
(a)	is given to the TSX for dissemination through its facilities;

(b)	is published once in the National Edition of The Globe and Mail or The National Post, together with La Presse; or

(c)	is given to the Dow Jones News Wire Service.
The Offer to Purchase and Circular and the Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery will be mailed to Shareholders or made in such other manner as is permitted by applicable regulatory authorities and the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar Persons whose names, or the names of whose nominees, appear on the Shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of Fairmont Shares when such list or listing is received.
Whenever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the addresses listed for the Depositary in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, as applicable. Whenever the Offer calls for documents to be delivered to a particular office of the Depositary, such documents will not be considered delivered unless and until they have been physically received at that particular office at the address listed in the Letter of Acceptance and Transmittal or Notice of Guaranteed Delivery, as applicable.
12. Market Purchases
None of the Offeror or its affiliates (within the meaning ascribed thereto in Rule 12b-2 of the Exchange Act) will, directly or indirectly, bid for or make purchases of Fairmont Shares during the currency of the Offer other than Fairmont Shares deposited pursuant to the Offer.
13. Other Terms of the Offer
The Offeror reserves the right to transfer or assign, in whole or from time to time in part, to one or more Persons designated by or affiliated with the Offeror, the right to purchase Fairmont Shares deposited pursuant to the Offer, together with the associated Rights, but any such transfer or assignment will not relieve the Offeror of its obligations under the Offer or prejudice the rights of depositing Shareholders to receive payment for Fairmont Shares validly deposited and accepted for payment pursuant to the Offer.
No broker, dealer or other Person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror or any of its affiliates in connection with the Offer other than as contained in the Offer to Purchase and Circular and the Letter of Acceptance and Transmittal, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized. No broker, dealer or other Person shall be deemed to be the agent of the Offeror or any of its affiliates or the Depositary for the purposes of the Offer.
The Offer and all contracts resulting from the acceptance of the Offer shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario.
The Offer to Purchase and Circular do not constitute an offer or a solicitation to any Person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror or its agents may, in its or their sole discretion, take such action as it or they may deem necessary to extend the Offer to Shareholders in any such jurisdiction.
The Offeror in its sole discretion shall be entitled to make a final and binding determination of all questions relating to the Offer to Purchase and Circular, the Letter of Acceptance and Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawal of Fairmont Shares.
The provisions of the Circular and the Letter of Acceptance and Transmittal accompanying the Offer to Purchase, including the instructions contained therein, form part of the terms and conditions of the Offer.
The Offer to Purchase and the accompanying Circular together constitute the take-over bid circular required under Canadian provincial securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer, the Company and the Offeror.
The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing additional information with respect to the Offer, and may file amendments thereto. In addition, the Company is required to file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the position of the Company’s board of directors with respect to the Offer and the reasons for such position and furnishing additional related information within ten business days of the date of the Offer to Purchase and Circular. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 2 of the Circular.

DATED: December 9, 2005

ICAHN PARTNERS LP, by its general partner, Icahn Onshore LP, by its general partner, CCI Onshore Corp.

(Signed) Keith Meister
President and Secretary

ICAHN PARTNERS MASTER FUND LP, by its general partner, Icahn Offshore LP, by its general partner, CCI Offshore Corp.

(Signed) Keith Meister
President and Secretary

CIRCULAR
This Circular is furnished in connection with the accompanying Offer to Purchase dated December 9, 2005 by the Offeror to purchase up to 29,648,400 Fairmont Shares. The terms and provisions of the Offer to Purchase and the Letter of Acceptance and Transmittal are incorporated into and form part of this Circular. Shareholders should refer to the Offer to Purchase for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights.
Except as otherwise indicated, the information concerning the Company contained in the Offer to Purchase and Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities, the SEC and other public sources. The Offeror has no means of verifying the accuracy or completeness of any of the information contained herein that is derived from those filings or whether there has been any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any information.
1. The Offeror
Icahn Partners LP is a limited partnership governed by the laws of Delaware. Its general partner is Icahn Onshore LP, a limited partnership governed by the laws of Delaware. The general partner of Icahn Onshore LP is CCI Onshore Corp., a corporation governed by the laws of Delaware.
Icahn Partners Master Fund LP is a limited partnership governed by the laws of the Cayman Islands. Its general partner is Icahn Offshore LP, a limited partnership governed by the laws of Delaware. The general partner of Icahn Offshore LP is CCI Offshore Corp., a corporation governed by the laws of Delaware.
Each of CCI Onshore Corp. and CCI Offshore Corp. is 100% owned by Mr. Carl C. Icahn, a United States citizen. The business address of each of Icahn Partners LP, Icahn Onshore LP, Icahn Offshore LP, CCI Onshore Corp. and CCI Offshore Corp. is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York, 10153. The business address of Icahn Partners Master Fund LP is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, Georgetown, Grand Cayman, Cayman Islands.
As a result of the relationship of Carl C. Icahn, Icahn Offshore LP and CCI Offshore Corp. with Icahn Partners Master Fund LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners Master Fund LP with regard to the Fairmont Shares beneficially owned by Icahn Partners Master Fund LP. As a result of the relationship of Carl C. Icahn, Icahn Onshore LP and CCI Onshore Corp. with Icahn Partners LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners LP with regard to the Fairmont Shares beneficially owned by Icahn Partners LP. As a result of Carl C. Icahn’s relationship with the Offeror, Icahn Onshore LP, CCI Onshore Corp., Icahn Offshore LP and CCI Offshore Corp., each of Mr. Icahn, Icahn Onshore LP, CCI Onshore Corp., Icahn Offshore LP and CCI Offshore Corp. may be deemed to be co-bidders with the Offeror.
The Offeror is primarily engaged in investing in securities of various entities. The principal business of CCI Onshore Corp. is to serve as the general partner of Icahn Onshore LP whose principal business is to serve as the general partner of Icahn Partners LP. The principal business of CCI Offshore Corp. is to serve as the general partner of Icahn Offshore LP whose principal business is to serve as the general partner of Icahn Partners Master Fund LP. Mr. Icahn, acting through CCI Onshore Corp., CCI Offshore Corp., Icahn Onshore LP and Icahn Offshore LP, directs the investments of Icahn Partners LP and Icahn Partners Master Fund LP. Mr. Icahn’s present principal occupation or employment is set forth on Schedule I attached hereto and is incorporated by reference herein. Also set forth on Schedule I and incorporated by reference herein are Mr. Icahn’s material occupations, positions, offices or employments during the past five years, including the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on.
The Offeror does not have any executive officers or directors. The name, position, citizenship, business address, present principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of CCI Onshore Corp. and CCI Offshore Corp. are set forth on Schedule I attached hereto and incorporated by reference herein.
Except as set forth on Schedule I, none of the Offeror, Mr. Icahn, Icahn Onshore LP, CCI Onshore Corp., Icahn Offshore LP, CCI Offshore Corp., nor any executive officer or director of any of the foregoing, have been, during the past five years:
(a)	convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors; or

(b)	a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding or any violation of such laws.
Mr. Icahn serves on the boards of directors of affiliated entities that are involved in the operation of casinos and related hotels.
2. Fairmont
Information contained in this Section 2 is based upon documents and reports publicly filed by Fairmont. Although the Offeror has no information that any statements contained in this Section 2 are untrue, the Offeror cannot take responsibility for the accuracy or completeness of any information contained in this Section 2 or for any failure by Fairmont to disclose events which may have occurred and may effect the significance or accuracy of any such information but which are not known to the Offeror.
Fairmont’s articles of incorporation were restated under the CBCA on October 1, 2001.
Fairmont is one of North America’s leading managers of luxury hotels. As of March 28, 2005, Fairmont had 83 luxury and first-class hotels and resorts in its portfolio representing more than 33,000 rooms, with three additional properties under development. Fairmont has owned and operated hotels for well over 100 years and currently manages properties principally under the “Fairmont” and “Delta” brand names.
Fairmont is a “reporting issuer” or equivalent in all provinces and territories of Canada and files its continuous disclosure documents and other documents with the Canadian provincial securities regulatory authorities. Such documents are available through the website maintained by The Canadian Depositary for Securities Limited at “www.sedar.com”.
The Fairmont Shares are registered under the Exchange Act. Accordingly, Fairmont is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-732-0330. Fairmont’s SEC filings are also available to the public on the SEC’s Internet site (www.sec.gov). Copies of such materials may also be obtained by mail, upon payment of customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

The Offeror understands that Fairmont’s authorized share capital consists of three classes of shares:
(a)	an unlimited number of First Preferred Shares issuable in series;

(b)	an unlimited number of Second Preferred Shares issuable in series; and

(c)	an unlimited number of Common Shares.
Based on Fairmont’s public disclosure, as at October 26, 2005, the Company had outstanding approximately 72,100,000 Fairmont Shares and no First Preferred Shares or Second Preferred Shares. In addition, as at September 30, 2005, the Company had outstanding 3,587,048 options to purchase Fairmont Shares under its stock option plans.
The Fairmont Shares are listed on the NYSE and the TSX under the symbol “FHR”. As of March 1, 2005, Fairmont disclosed that its directors and senior officers had no knowledge of any Shareholder, directly or indirectly, beneficially owning or exercising control or direction over 10% or more of the outstanding Fairmont Shares. Since that date, the only public disclosure Fairmont has made with respect to the principal holders of the Fairmont Shares was a press release dated November 8, 2005 acknowledging the filing by the Offeror of a Schedule 13D with the SEC disclosing the beneficial ownership of approximately 9.3% of the outstanding Fairmont Shares by certain affiliated entities of Mr. Icahn.
On December 8, 2003, Fairmont issued U.S.$270.0 million aggregate principal amount of 3.75% convertible senior notes due December 1, 2023 (the “Convertible Notes”) at an issue price of U.S.$1,000 per note. Interest on the Convertible Notes is payable semi-annually in arrears on June 1 and December 1 of each year. Upon the occurrence of certain prescribed conditions which have not occurred, holders of the Convertible Notes will have the right to convert them to Fairmont Shares at an initial conversion price of approximately U.S.$37.73 per share or 26.5041 Fairmont Shares per U.S.$1,000 principal amount. The Convertible Notes are senior unsecured obligations and rank equally with all existing and future unsecured and unsubordinated indebtedness of Fairmont.
The Company’s principal place of business and registered office is located at 100 Wellington Street West, Suite 1600, Canadian Pacific Tower, Toronto-Dominion Centre, Toronto, Ontario, M5K 1B7. The telephone number at the Company’s principal place of business is (416) 874-2600.
3. Background to the Offer
The Offeror began acquiring the Fairmont Shares in August 2005 because the Offeror believed the Fairmont Shares were undervalued in the marketplace. On November 7, 2005, the Offeror filed a Schedule 13D with the SEC which reflected their beneficial ownership of approximately 9.30% of the outstanding Fairmont Shares. Prior to making that filing, Mr. Carl C. Icahn contacted Mr. William Fatt, Chief Executive Officer of Fairmont, to inform him that the filing would be made. At that time they arranged a meeting to be held on November 14, 2005 at Mr. Icahn’s office in New York City.
At that meeting, Mr. Icahn and Mr. Fatt discussed the Offeror’s views on strategic alternatives available to Fairmont to maximize its value. Mr. Icahn noted that there was significant investor demand for luxury hotel resorts and, as a result, such real estate investments were commanding high valuations. Mr. Icahn noted his belief that shareholder value would be enhanced if a larger operator acquired Fairmont and could obtain increased earnings through synergies available in such a transaction. In subsequent conversations Mr. Fatt indicated that Fairmont was not prepared to follow that path at this time. In phone calls taking place on December 1, 2005, Mr. Icahn informed Mr. Fatt that he intended to commence this offer and that he would seek to elect individuals to Fairmont’s board of directors that he believed would pursue a sale process. Mr. Icahn indicated that he was willing to extend the length of the offer to accommodate a sale process conducted by Fairmont. In a press statement released on the morning of December 2, 2005, the Offeror announced its intention to commence this offer.
Except as set forth in this Circular, there have been no negotiations, transactions or material contracts between the Offeror, their respective general partners, CCI Onshore Corp., CCI Offshore Corp., any of their subsidiaries or, to the knowledge of the Offeror, any of the persons listed on Schedule I to this Offer to Purchase and Circular, on the one hand, and Fairmont or its affiliates, on the other hand, concerning a merger, consolidation, acquisition, take-over bid or tender offer or other acquisition of securities, an election of directors or a sale or transfer of a material amount of assets.
4. Purpose of the Offer and Plans for Fairmont
The purpose of the Offer is to enable the Offeror to acquire voting control of Fairmont and to be in a position to cause the election of individuals nominated by the Offeror to constitute the entire board of directors of Fairmont. The Offeror believes that Fairmont and its Shareholders would benefit if the Company were acquired by a larger hotel operator that would be able to more effectively take advantage of economies of scale. The Offeror would expect that directors nominated by the Offeror would pursue such a sale. However, to the extent that the current Fairmont board of directors is willing to pursue a sale, the Offeror would be willing to enter into discussions with Fairmont to extend the length of the Offer to accommodate a sale process.
Following the expiration or other termination of the Offer, the Offeror or Persons related to or affiliated with it, reserve the right to acquire additional Fairmont Shares, or to sell Fairmont Shares, from time to time at such prices as it may determine. Any such acquisitions may be made through open market purchases, through one or more future take-over bids or by other means deemed advisable.
Except as disclosed in this Circular, the Offeror does not have any present plan or proposal that would result in the acquisition by any Person of additional securities of Fairmont, the disposition of securities of Fairmont, any extraordinary corporate transactions, such as a merger, reorganization or liquidation, involving Fairmont or its subsidiaries, or the sale or transfer of a material amount of assets of Fairmont or its subsidiaries.
5. Source of Funds
The maximum amount of cash required for the purchase of all Fairmont Shares for which the Offer is made (exclusive of fees and expenses) is approximately U.S.$1.19 billion, all of which will be provided by the Offeror from cash on hand, including margin borrowings under existing brokerage arrangements or from the liquidation of its liquid assets.
6. Beneficial Ownership of and Trading in Fairmont Shares
Except as provided below, none of the Offeror or any director, senior officer or general partner of the Offeror nor, to the knowledge of such directors, senior officers and general partners after reasonable enquiry, any associate (within the meaning ascribed thereto in Rule 12b-2 of the Exchange Act) or subsidiary of the Offeror, directors, senior officers or general partners of the Offeror, any Person holding more than 10% of any class of equity securities of the Offeror, or any Person acting jointly or in concert with the Offeror, beneficially owns or exercises control or direction over any Fairmont securities.
Except as provided below, none of the Offeror or any general partner, director or senior officer of the Offeror nor, to the knowledge of such general partners, directors and senior officers after reasonable enquiry, any of the other Persons referred to above, has traded in any securities of the Company during the 12 months preceding the date hereof.
The Offeror has no knowledge of whether any Shareholder will accept the Offer.

As of the date of this Circular, Icahn Partners LP beneficially owns 3,137,066 Fairmont Shares and Icahn Partners Master Fund LP beneficially owns 3,985,534 Fairmont Shares representing approximately 4.35% and 5.53% of those outstanding, respectively. Each of Icahn Onshore LP, CCI Onshore Corp. and Mr. Carl C. Icahn, by virtue of their relationships to Icahn Partners LP, and each of Icahn Offshore LP, CCI Offshore Corp. and Mr. Carl C. Icahn, by virtue of their relationships to Icahn Partners Master Fund LP, may be deemed to beneficially own the Fairmont Shares which Icahn Partners LP or Icahn Partners Master Fund LP, as applicable, directly beneficially own. Each of Icahn Onshore LP, CCI Onshore Corp., Icahn Offshore LP, CCI Offshore Corp. and Mr. Carl C. Icahn disclaims beneficial ownership of such Fairmont Shares for all other purposes. Such Fairmont Shares were acquired on the NYSE by Icahn Partners LP or Icahn Partners Master Fund LP on the dates and for the prices indicated in the following table, except those indicated with an “*” which represent call options purchased on the dates indicated from a broker which bought Fairmont Shares on the NYSE and sold the call options to the Offeror on those dates. All call options were exercised on December 1, 2005.

Date	Price	Acquired by Icahn		Acquired by Icahn Partners
		Partners LP		Master Fund LP
	(U.S.$)	(#)		(#)
August 24, 2005	31.3834	12,000		13,000
August 25, 2005	31.7510	48,000		52,000
August 26, 2005	31.9055	48,000		52,000
August 29, 2005	31.4375	16,800		18,200
August 30, 2005	31.4543	48,000		52,000
August 31, 2005	31.2559	7,200		7,800
September 1, 2005	31.6635	24,000		26,000
September 2, 2005	31.4384	6,808		7,992
September 6, 2005	31.3115	23,000		27,000
September 7, 2005	31.4035	23,000		27,000
September 8, 2005	31.1475	13,800		16,200
September 9, 2005	31.1055	30,038		35,262
September 12, 2005	31.1252	966		1,134
September 13, 2005	31.3729	76,820		90,180
September 14, 2005	31.4378	41,400		48,600
September 15, 2005	31.1570	133,400		156,600
September 16, 2005	31.1105	221,076		259,524
September 19, 2005	30.7580	11,500		13,500
September 21, 2005	30.0100	23,000		27,000
September 22, 2005	31.5698	41,400		48,600
September 23, 2005	32.3526	4,600		5,400
September 26, 2005	32.9092	16,284		19,116
September 27, 2005	32.8635	17,434		20,466
September 28, 2005	32.6458	64,400		75,600
September 29, 2005	32.3851	69,000		81,000
October 3, 2005	33.4895	44,000		56,000
October 4, 2005	33.3943	44,000		56,000
October 5, 2005	32.9829	27,456		34,944
October 6, 2005	32.4989	15,400		19,600
October 7, 2005	32.4538	9,240		11,760
October 10, 2005	32.3039	19,360		24,640
October 11, 2005	31.9654	31,284		39,816
October 12, 2005	31.5021	44,000		56,000
October 13, 2005	31.3786	44,000		56,000
October 14, 2005	31.3307	143,000		182,000
October 17, 2005	31.2503	130,500		nil
October 18, 2005	30.9395	139,500		nil
October 19, 2005	30.8040	nil		50,000	*
October 26, 2005	32.0200	nil		100,000	*
October 28, 2005	31.8951	342,600	*	741,900	*
October 31, 2005	32.4650	146,700	*	186,800	*
November 1, 2005	33.0850	178,200	*	226,800	*
November 3, 2005	34.7680	132,000	*	168,000	*
November 4, 2005	35.0870	220,000	*	280,000	*
November 7, 2005	35.5595	220,000	*	280,000	*
November 23, 2005	39.0210	12,300	*	15,700	*
November 28, 2005	39.4555	61,600	*	78,400	*
November 29, 2005	39.5155	110,000	*	140,000	*

7. Commitments to Acquire Securities of Fairmont
Other than pursuant to the Offer, there are no commitments to acquire any equity securities of Fairmont by the Offeror or its directors and senior officers or, to the knowledge of such directors and senior officers after reasonable enquiry, by any:
(a)	of the Persons set forth on Schedule I to this Circular;

(b)	of their respective associates;

(c)	Person acting jointly or in concert with the Offeror; or

(d)	Person who beneficially owns, directly or indirectly, more than 10% of any class of equity securities of the Offeror.
8. Arrangements, Agreements or Understandings
There are no formal or informal arrangements, agreements, contracts, relationships or understandings made or proposed to be made between the Offeror or any of its executive officers, directors, controlling persons or subsidiaries and Fairmont or any of the directors, senior officers, controlling persons or subsidiaries of Fairmont, and no payment or other benefit is proposed to be made or given by the Offeror to any of the directors or senior officers of Fairmont by way of compensation for loss of office or for remaining in or retiring from office as a result of the Offer. There are no contracts, arrangements or understandings, formal or informal, between the Offeror and any Shareholder of Fairmont with respect to the Offer or between the Offeror and any Person with respect to any securities of Fairmont in relation to the Offer.
9. Material Changes and Other Information
The Offeror is not aware of any information which indicates that a material change has occurred in the affairs of Fairmont since the date of the last published financial statements of Fairmont other than as has been Publicly Disclosed by Fairmont or as disclosed in this Circular. The Offeror has no knowledge of any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.
10. Price Range and Trading Volume of Fairmont Shares
The Fairmont Shares are listed and posted for trading on the NYSE and the TSX. The following table sets forth, for the periods indicated, the high and low sales prices of the Fairmont Shares and the volume of trading on the NYSE, the principal market in which the Fairmont Shares are traded, and the TSX according to published sources.

	NYSE			TSX
	High	Low	Volume	High	Low	Volume
	(U.S.$)	(U.S.$)	000s	($)	($)	000’s
2005
December (to Dec. 8)	40.79	38.79	7502.9	47.05	45.22	882.5
November	39.51	33.09	21357.7	46.11	38.63	4438.9
October	33.39	30.75	14398.8	39.51	35.77	2738.4
September	33.42	30.52	9554.3	38.80	35.62	2859.8
August	32.57	30.59	9557.1	39.58	36.51	3132.7
July	35.91	32.34	7543.2	43.97	39.60	2321.0
June	35.30	34.44	5110.3	44.13	42.31	2660.9

2005
4th Quarter (to Dec. 8)	40.79	30.75	41402.2	47.05	35.77	7903.0
3rd Quarter	35.91	30.52	26654.6	43.97	35.62	8313.5
2nd Quarter	35.30	31.00	19217.8	44.13	38.71	7342.5
1st Quarter	34.64	30.25	23248.2	41.57	37.37	9346.2

2004
4th Quarter	34.64	27.29	18177.2	42.24	34.32	6417.4
3rd Quarter	28.02	24.65	23552.9	36.96	32.25	9823.7
2nd Quarter	27.19	23.41	20389.1	36.78	32.73	8654.8
1st Quarter	27.90	24.26	21849.8	35.80	32.32	8505.2

2003
4th Quarter	27.55	25.36	18239.7	36.65	33.14	8284.8
The Offeror announced its intention to commence the Offer on December 2, 2005. On December 1, 2005, the closing prices on the NYSE and TSX of the Fairmont Shares were U.S.$38.79 and $45.22, respectively. The price offered herein represents a premium of 3.12% and 3.38% over the closing prices of the Fairmont Shares on the NYSE and TSX, respectively, on December 1, 2005.
Shareholders are urged to obtain a current market quotation for the Fairmont Shares.
11. Dividend and Dividend Policy
According to its public disclosure, Fairmont’s board of directors has established a policy to pay an annual dividend of $0.12 per Fairmont Share, paid semi-annually. On July 28, 2005, Fairmont paid a dividend of $0.06 on each outstanding Fairmont Share and on December 2, 2005 declared a dividend of $0.06 per Fairmont Share payable on January 27, 2006. In Fairmont’s fiscal years ended December 31, 2004, 2003 and 2002, Fairmont paid dividends on the outstanding Fairmont Shares of $0.10, $0.07 and $0.05 respectively.
12. Effect of the Offer on the Market for Fairmont Shares
The Purchase of Fairmont Shares under the Offer will reduce the number of Fairmont Shares that might otherwise trade publicly, as well as the number of Shareholders. This could adversely affect the liquidity and market value of the remaining Fairmont Shares held by the public.
13. Summary of Fairmont Rights Plan
Set out below is a description of the Fairmont Rights Plan based on public documents filed by the Company with Canadian securities regulatory authorities.
The Fairmont Rights Plan provides that each Fairmont Share carries one right to purchase an additional Fairmont Share (a “Right”) upon payment of the Exercise Price (as defined below). The exercise price of each Right is five times the weighted average trading price of the Fairmont Shares on the TSX during the period from October 1, 2001 to October 5, 2001 (inclusive) (the “Exercise Price”), subject to anti-dilution adjustment.

The Fairmont Rights Plan provides that, until the Separation Time (as defined below), Rights are not exercisable, and that each Right will be evidenced by the certificate for the associated Fairmont Share and will be transferable only with such associated Fairmont Share. Promptly following the Separation Time, separate certificates evidencing the Rights (“Rights Certificates”) will be mailed to the holders of record of the Rights as of the Separation Time and such separate Rights Certificates alone will evidence the Rights and will be transferable independent of the associated Fairmont Shares.
Under the Fairmont Rights Plan, “Separation Time” means the close of business on the tenth business day after the earlier to occur of:
(a)	the first date of public announcement that a person, together with its affiliates, associates and persons acting jointly or in concert with such person or any of the person’s affiliates or associates (an “Acquiring Person”) has acquired beneficial ownership of 20% or more of the outstanding Fairmont Shares (a “Flip-In Event”), the date of such acquisition being called the “Stock Acquisition Date”;

(b)	the date of commencement of, or the first public announcement of an intention of any person to make, a take-over bid (other than a “Permitted Bid” or “Competing Bid”, as such terms are defined in the Fairmont Rights Plan) to acquire 20% or more of the outstanding Fairmont Shares (including Fairmont Shares owned by such person on the date of the bid); and

(c)	the date on which a Permitted Bid or Competing Bid ceases to qualify as such.
The Fairmont Rights Plan provides that upon the occurrence of a Flip-In Event, unless such Flip-In Event is waived in accordance with the Fairmont Rights Plan, the Company shall take such action as may be necessary and within its power to ensure that each Right (other than Rights that are beneficially owned by an Acquiring Person) shall constitute the right to purchase from Fairmont, upon exercise thereof, that number of Fairmont Shares having an aggregate Market Price (as defined below) on the date of such Flip-In Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price, subject to anti-dilution adjustment. Rights beneficially owned by an Acquiring Person and certain transferees on or after the Stock Acquisition Date are void. Generally, “Market Price” for a security on any date means the average of the daily closing prices for such security on each of the 20 consecutive trading days through and including the trading day immediately preceding such date, subject to adjustment in certain circumstances.
A take-over bid will not trigger the Rights if it meets certain conditions so as to constitute a “Permitted Bid”. A “Permitted Bid” is a take-over bid that, among other matters, requires that an offer be open for a minimum period of 60 days, that more than 50% of shares held by holders independent of the bidder be deposited under the bid and not withdrawn before any shares may be taken up and paid for, and that the bid period be extended and remain open for an additional ten business days following a public announcement by the bidder that more than 50% of the shares held by holders independent of the bidder have been deposited under the bid and not withdrawn. The Offer is not a Permitted Bid as defined in the Fairmont Rights Plan because it does not meet the foregoing conditions.
At any time prior to the occurrence of a Flip-In Event, the board of directors of Fairmont may determine to waive the application of the Fairmont Rights Plan to such Flip-In Event or any acquisition, transaction or event made by means of a take-over bid circular to all registered holders of Fairmont Shares, such as the Offer, that would, but for the waiver, constitute or result in a Flip-In Event, provided that such waiver shall automatically constitute a waiver of the application of such provisions to any other take-over bid made by means of a take-over bid circular to all registered holders of Fairmont Shares prior to the expiry of the former take-over bid.

The Offeror is offering to purchase, upon the terms and subject to the conditions described in the Offer, all the Rights associated with the Fairmont Shares sought in the Offer. Unless waived by the Offeror, Shareholders will be required to deposit, and will be deemed to have deposited, one Right for each Fairmont Share deposited under the Offer in order to effect a valid deposit of such Fairmont Share under the Offer in accordance with the procedures set forth in Section 3 of the Offer to Purchase, “Manner of Acceptance”.
It is a condition of the Offer that the Offeror shall have determined in its reasonable judgement that:
(a)	the Fairmont Rights Plan does not and will not adversely affect the Offer or the Offeror either before or on consummation of the Offer;

(b)	the board of directors of Fairmont shall have redeemed all Rights issued under the Fairmont Rights Plan or have waived the application of the Fairmont Rights Plan to the purchase of Fairmont Shares by the Offeror under the Offer;

(c)	a binding and non-appealable cease trading order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of the Rights or the issue of Fairmont Shares upon the exercise of the Rights;

(d)	a court of competent jurisdiction shall have ordered that the Rights are illegal, of no force or effect or may not be exercised in relation to the Offer and such order shall have become non-appealable; or

(e)	the Rights and the Fairmont Rights Plan shall otherwise have been held unexercisable or unenforceable in relation to the purchase by the Offeror of Fairmont Shares under the Offer.
See Section 4 of the Offer to Purchase, “Conditions of the Offer”.
14. Regulatory Matters
Competition Act
The Competition Act requires a pre-merger notification to the Commissioner for transactions that exceed certain financial thresholds and, in case of share acquisitions, that exceed an additional voting interest threshold. Specifically, pre-merger notification is generally required for share acquisitions where the parties and their affiliates, in the aggregate, have assets in Canada, or annual gross revenues from sales in, from or into Canada, in excess of $400 million and the value of the assets in Canada of the operating business in Canada, or the annual gross revenues from sales in or from Canada generated from such assets, exceeds $50 million. In the case of an acquisition of voting shares of a corporation that has publicly-traded voting shares, the transaction must also result in the acquiror, or acquirors, together with its or their affiliates, owning voting shares which carry more than 20% of the outstanding votes attached to all outstanding voting shares of the corporation (or more than 50% if the acquiror(s) already hold(s) 20% or more).
If a transaction is subject to pre-merger notification, either the Commissioner must have issued an advance ruling certificate (“ARC”) in respect of the transaction (discussed below) or a pre-merger filing must be submitted to the Commissioner and a waiting period must expire or be waived by the Commissioner before the proposed transaction may be completed. The Offeror may choose to file either a short form which has a 14-day waiting period or a long form (generally reserved for transactions raising material substantive competition law issues) which has a 42-day waiting period). If the Offeror files a short form, the Commissioner may, within 14 days, require a long form to be filed, in which case the proposed transaction generally may not be completed until 42 days after the Offeror files a long form. The Commissioner’s review of a transaction, and communication of her intention as to whether or not to oppose a transaction, may take longer than the statutory waiting period.
Upon receipt of a pre-merger notification from the Offeror, the Commissioner is required immediately to notify the Company that the Commissioner has received from the Offeror the prescribed short form information or prescribed long form information, as the case may be. The Company is required by the Competition Act to supply the Commissioner with the prescribed short form information within ten days after being so notified or the prescribed long form information within 20 days after being so notified, as the case may be.
Whether or not a pre-merger filing is required, the Commissioner may apply to the Competition Tribunal, a specialized tribunal empowered to deal with certain matters under the Competition Act, with respect to a “merger” (as defined in the Competition Act), and if the Competition Tribunal finds that the merger is likely to prevent or lessen competition substantially, it may order that the merger not proceed or, in the event that the merger has been completed, order its dissolution or the disposition of some of the assets or shares involved. The Competition Tribunal also may issue an interim order prohibiting a proposed transaction for a period of up to 30 days and such interim orders may in certain circumstances be extended for an additional period of up to 30 days.
The Commissioner may upon request issue an ARC indicating that she does not have sufficient grounds on which to apply to the Competition Tribunal under the merger provisions of the Competition Act to challenge the proposed transaction. If the Commissioner issues an ARC in respect of a proposed transaction, that transaction is exempt from the pre-merger notification provisions. In addition, if the transaction to which the ARC relates is substantially completed within one year after the ARC is issued, the Commissioner cannot seek an order of the Competition Tribunal under the merger provisions of the Competition Act in respect of the transaction solely on the basis of information that is the same or substantially the same as the information on the basis of which the ARC was issued. Accordingly, ARCs are generally issued in respect of transactions that raise minimal substantive competition law issues. Alternatively, the Commissioner may issue a “no action” letter following a notification or an application for an ARC, indicating that she is of the view that grounds do not then exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the proposed transaction, while preserving during the three years following completion of the proposed transaction her authority to so initiate proceedings should circumstances change.
The purchase of Fairmont Shares pursuant to the Offer requires pre-merger notification to the Commissioner and the Offeror’s acquisition of control of the Company would be a “merger” for the purposes of the merger provisions of the Competition Act. The Offeror will request an ARC in respect of the Offer and file its portion of the short-form pre-merger notification with the Commissioner in respect of the Offer.
The Offeror does not currently intend to take up or pay for Fairmont Shares deposited pursuant to the Offer unless the Commissioner has issued an ARC in respect of the Offer or all applicable waiting periods under the Competition Act have expired or been waived without challenge and the Commissioner shall have issued a “no action” letter in respect of the Offer. See Section 4 of the Offer to Purchase, “Conditions of the Offer”.
Investment Canada Act
Under the Investment Canada Act, transactions exceeding certain financial thresholds, and which involve the acquisition of control of a Canadian business by a non-Canadian, are subject to review and cannot be implemented unless the Minister is satisfied that the transaction is likely to be of “net benefit to Canada”. If a transaction is subject to the review requirement (a “Reviewable Transaction”), an application for review must be filed with the Investment Review Division of Industry Canada prior to the implementation of the Reviewable Transaction. The Minister is then required to determine whether the Reviewable transaction is likely to be of net benefit to Canada taking into account among other things, certain factors specified in the Investment Canada Act and any written undertakings that may have been given by the applicant. The Investment Canada Act contemplates an initial review period of up to 45 days after filing; however, if the Minister has not completed the review by that date, the Minister may unilaterally extend the review period by up to 30 days (or such longer period as may be agreed to by the applicant and the Minister) to permit completion of the review.
The prescribed factors of assessment to be considered by the Minister include, among other things, the effect of the investment on the level and nature of economic activity in Canada (including the effect on employment, resource processing, utilization of Canadian products and services and exports), the degree and significance of participation by Canadians in the acquired business, the effect of the investment on productivity, industrial efficiency, technological development, product innovation and product variety in Canada, the effect of industrial, economic and cultural policies (taking into consideration corresponding provincial policies), and the contribution of the investment to Canada’s ability to compete in world markets. If the Minister is not satisfied that the Reviewable Transaction is likely to be of net benefit to Canada, the Reviewable Transaction may not be implemented.
The Offer is a Reviewable Transaction, and the Offeror will file an application for review with the Investment Review Division of Industry Canada.
HSR Act
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC, and certain waiting period requirements have been satisfied. The purchase of Fairmont Shares pursuant to the Offer is subject to such requirements.
Pursuant to the requirements of the HSR Act, the Offeror intends to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC to start the prescribed waiting period of 30 calendar days that is applicable to the purchase of Fairmont Shares pursuant to the Offer. However, prior to the expiration of such period, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Offeror. If such a request is made, the waiting period will be further extended to end on the tenth day after substantial compliance by the Offeror with such request. Thereafter, such waiting period can be extended only by court order.
Fairmont Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the applicable waiting period under the HSR Act. See Section 4 of the Offer to Purchase, “Conditions of the Offer”. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If the Offeror’s acquisition of Fairmont Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer will be extended in certain circumstances. See Section 5 of the Offer to Purchase, “Extension and Variation of the Offer”.
The Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Fairmont Shares by the Offeror pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Fairmont Shares pursuant to the Offer or seeking divestiture of the Fairmont Shares so acquired or divestiture of substantial assets of Fairmont. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States.

The Offeror does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.
15. Certain Canadian Federal Income Tax Considerations
In the opinion of Osler, Hoskin & Harcourt LLP, counsel to the Offeror, the following summary describes the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Fairmont Shares who sells Fairmont Shares pursuant to this Offer and who, at all relevant times, for purposes of the application of the Tax Act:
(a)	deals at arm’s length with the Company and the Offeror;

(b)	is not affiliated with the Company or the Offeror; and

(c)	holds the Fairmont Shares as capital property
(a “Holder”). Generally, the Fairmont Shares will be capital property to a Holder provided the Holder does not hold those shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade. Certain Resident Shareholders (as defined below), whose Fairmont Shares might not otherwise be capital property, may, in certain circumstances, be entitled to have the Fairmont Shares and all other “Canadian securities”, as defined in the Tax Act, owned by such Resident Shareholder in the taxation year in which the election is made, and in all subsequent taxation years, deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act.
This summary is based on the assumption that if the Rights are acquired by the Offeror, there is no value to the Rights and no amount of the consideration paid by the Offeror will be allocated to the Rights. This summary does not address all issues relevant to Shareholders who acquired their Fairmont Shares on the exercise of an employee stock option. Such Shareholders should consult their own tax advisors.
This summary is based on the current provisions of the Tax Act, the regulations thereunder, and counsel’s understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice whether by legislative, regulatory, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein.
This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Shareholders should consult their own tax advisors having regard to their own particular circumstances.
For purposes of the Tax Act, all amounts not otherwise in Canadian dollars relating to the acquisition, holding or disposition of the Fairmont Shares must be converted into Canadian dollars based on the prevailing exchange rates at the relevant times. The amount of capital gains or capital losses realized by a Holder may be affected by fluctuations in the Canadian/U.S. dollar exchange rate.

Holders Resident in Canada
This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Tax Act, is, or is deemed to be, resident in Canada (a “Resident Shareholder”). This portion of the summary is not applicable to (i) a Shareholder that is a “specified financial institution”, (ii) a Shareholder an interest in which is a “tax shelter investment”, as defined in the Tax Act, or (iii) for purposes of certain rules applicable to securities held by financial institutions (referred to as the “mark-to-market” rules), a “financial institution”, as defined in the Tax Act. Such Shareholders should consult their own tax advisors.
Generally, a Resident Shareholder who disposes of Fairmont Shares pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the Fairmont Shares immediately before the disposition.
Generally, a Resident Shareholder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”). Subject to and in accordance with the provisions of the Tax Act, a Resident Shareholder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Shareholder in the year and allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.
The amount of any capital loss realized by a Resident Shareholder that is a corporation on the disposition of a Fairmont Share may be reduced by the amount of any dividends received (or deemed to be received) by it on such Fairmont Share to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a Fairmont Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such Resident Shareholders should consult their own advisors.
A Resident Shareholder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable for a refundable tax of 6 2/3% on investment income, including taxable capital gains realized and dividends received or deemed to be received in respect of the Fairmont Shares (but not dividends or deemed dividends that are deductible in computing taxable income).
Holders Not Resident in Canada
This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the application of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the Fairmont Shares in a business carried on in Canada (a “Non-Resident Shareholder”). Special rules, which are not discussed in this summary, may apply to certain Shareholders that are insurers carrying on an insurance business in Canada and elsewhere.
A Non-Resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Fairmont Shares unless the Fairmont Shares are “taxable Canadian property” to the Non-Resident Shareholder for purposes of the Tax Act and the Non-Resident Shareholder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Shareholder is resident.
Generally, the Fairmont Shares will not constitute taxable Canadian property to a Non-Resident Shareholder at a particular time provided that (a) the Fairmont Shares are listed on a prescribed stock exchange (which includes the TSX and the NYSE) at that time, and (b) the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm’s length, or the Non-Resident

Shareholder together with all such persons, have not owned 25% or more of the issued Fairmont Shares of any class or series of the capital stock of the Company at any time during the 60-month period that ends at that time. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Fairmont Shares could be deemed to be taxable Canadian property.
16. Certain United States Federal Income Tax Considerations
In the opinion of Osler, Hoskin & Harcourt LLP, the following summary describes the material United States federal income tax considerations generally applicable to United States Holders with respect to the disposition of Fairmont Shares pursuant to the Offer. This summary is based upon the Code, proposed, temporary and final Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, all of which are subject to change (possibly with retroactive effect). This discussion does not address aspects of United States federal taxation other than income taxation, nor does it address all aspects of United States federal income taxation, including aspects of United States federal income taxation that may be applicable to particular Shareholders, such as Shareholders who are dealers in securities, insurance companies, tax exempt organizations, financial institutions, regulated investment companies, entities treated as partnerships for United States federal income tax purposes, those who hold their Fairmont Shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for United States federal income tax purposes, foreign persons, those who have a functional currency other than the U.S. dollar, those who elect to receive their cash consideration under the Offer in Canadian dollars, or those who acquired their Fairmont Shares in a compensation transaction. This summary is limited to persons that hold their Fairmont Shares as a “capital asset” within the meaning of Section 1221 of the Code. This discussion also does not address the United States federal income tax consequences to holders of options to purchase Fairmont Shares or to Shareholders who own directly, indirectly and/or by attribution 10% or more of the Fairmont Shares. In addition, this discussion does not address any state, local or foreign tax consequences.
United States Holders of Fairmont Shares are urged to consult their tax advisors with respect to the United States federal, state, local and foreign tax consequences of the Offer.
As used herein, the term “United States Holder” means a beneficial owner of Fairmont Shares that, for United States federal income tax purposes, is:
(a)	a citizen or resident of the United States;

(b)	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or a political subdivision thereof;

(c)	an estate the income of which is subject to federal income taxation regardless of source; or

(d)	a trust the administration of which is subject to the primary supervision of a United States court if one or more United States persons have the authority to control all substantial decisions of such trust.
If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is the beneficial owner of Fairmont Shares, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular tax considerations applicable to them.

This summary is based on the assumption that if the Rights are acquired by the Offeror, there is no value to the Rights and no amount of the consideration paid by the Offeror will be allocated to the Rights. It also assumes all payments to United States Holders are denominated in U.S. dollars.
Sale of Securities Pursuant to the Offer
Except as noted below in the discussion of the passive foreign investment company rules, a United States Holder who disposes of Fairmont Shares pursuant to the Offer generally will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the amount received and such holder’s adjusted tax basis in the Fairmont Shares so disposed. Such capital gain or loss will generally be a long-term capital gain or loss if such holder has held such Fairmont Shares for more than one year.
Considerations Relating to the Passive Foreign Investment Company Rules
According to a public filing in 2004, Fairmont did not expect to be classified as a PFIC for United States federal income tax purposes. A non-United States corporation will be a PFIC in any taxable year in which either 75% or more of its gross income consists of certain specified types of “passive income” or the average percentage of its assets (by value) that produce or are held for the production of passive income is at least 50%. If, however, Fairmont had been a PFIC for any taxable year in which Fairmont Shares were held by United States Holders, such United States Holders could be subject to significantly more tax on the disposition of their Fairmont Shares pursuant to the Offer. Because the PFIC rules are complex and because the impact of those rules on the United States federal income tax treatment of a disposition of Fairmont Shares by a United States Holder pursuant to the Offer is potentially significant, United States Holders are urged to discuss the possibility of such treatment with their tax advisors.
Information Reporting and Backup Withholding
Information returns may be required to be filed with the Internal Revenue Service relating to payments made to particular United States Holders. In addition, United States Holders may be subject to a backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, or otherwise fail to comply with applicable backup withholding tax rules. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.
17. Depositary, U.S. Forwarding Agent and Information Agent
CIBC Mellon Trust Company is acting as Depositary and Mellon Investor Services LLC is acting as U.S. Forwarding Agent under the Offer. In such capacity, the Depositary and the U.S. Forwarding Agent will receive deposits of certificates representing Fairmont Shares and accompanying Letters of Transmittal at the offices specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at its office in Toronto, Ontario, Canada specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Fairmont Shares purchased by the Offeror under the Offer. The Depositary and the U.S. Forwarding Agent will receive reasonable and customary compensation from the Offeror for their services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror has also agreed to indemnify the Depositary and U.S. Forwarding Agent for certain liabilities, including liabilities under securities laws, and expenses of the Offer.
The Offeror has engaged Innisfree M&A Incorporated as Information Agent to provide a resource for information for Shareholders. The Information Agent will receive reasonable and customary compensation from the Offeror for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Except as set forth above, the Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting deposits of Fairmont Shares pursuant to the Offer. No fee or commission will be payable by Shareholders who deposit their Fairmont Shares directly to the Depositary or the U.S. Forwarding Agent.
Shareholders should contact the Depositary, the U.S. Forwarding Agent, the Information Agent or a broker or dealer for assistance in accepting the Offer and in depositing Fairmont Shares with the Depositary or the U.S. Forwarding Agent.
18. Legal Matters
Canadian legal matters on behalf of the Offeror will be passed upon by, and the opinions contained under “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” have been provided by, Osler, Hoskin & Harcourt LLP, Canadian counsel and special United States tax counsel to the Offeror.
19. Offerees’ Statutory Rights
Securities legislation in certain of the provinces of Canada provides securityholders of the Company with, in addition to any other rights they may have at law, rights of rescission or damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province for the particulars of those rights or consult with a lawyer.
20. Approvals
The contents of the Offer to Purchase and this Circular have been approved and the sending thereof to the Shareholders has been authorized by the boards of directors of CCI Onshore Corp. (the general partner of Icahn Onshore LP which is the general partner of Icahn Partners LP) and CCI Offshore Corp. (the general partner of Icahn Offshore LP which is the general partner of Icahn Partners Master Fund LP).

CONSENT
TO: Icahn Partners LP and Icahn Partners Master Fund LP
We hereby consent to the reference to our opinions contained under “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in the Circular accompanying the Offer dated December 9, 2005 made by Icahn Partners LP and Icahn Partners Master Fund LP to the holders of Fairmont Shares.
(Signed) OSLER, HOSKIN & HARCOURT LLP
Toronto, Ontario and New York, New York
December 9, 2005

F-1

APPROVAL AND CERTIFICATE
DATED: December 9, 2005
The contents of the Offer to Purchase and Circular have been approved, and the sending thereof by and on behalf of Icahn Partners LP to Shareholders has been authorized by the Board of Directors of CCI Onshore Corp. (the general partner of Icahn Onshore LP which is the general partner of Icahn Partners LP).
The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Fairmont Shares which are the subject of the Offer.

(Signed) Keith Meister	(Signed) Vincent J. Intrieri
President and Secretary	Vice-President and Treasurer
On behalf of the Board of Directors of CCI Onshore Corp.
(Signed) Carl C. Icahn
Director

Icahn Partners LP, by its general partner	Icahn Onshore LP, by its general partner
Icahn Onshore LP, by its general partner	CCI Onshore Corp.
CCI Onshore Corp.

(Signed) Keith Meister	(Signed) Keith Meister
President and Secretary	President and Secretary

APPROVAL AND CERTIFICATE
DATED: December 9, 2005
The contents of the Offer to Purchase and Circular have been approved, and the sending thereof by and on behalf of Icahn Partners Master Fund LP to Shareholders has been authorized by the Board of Directors of CCI Offshore Corp. (the general partner of Icahn Offshore LP which is the general partner of Icahn Partners Master Fund LP).
The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Fairmont Shares which are the subject of the Offer.

(Signed) Keith Meister	(Signed) Vincent J. Intrieri
President and Secretary	Vice-President and Treasurer
On behalf of the Board of Directors of CCI Offshore Corp.
(Signed) Carl C. Icahn
Director

Icahn Partners Master Fund LP, by its general	Icahn Offshore LP, by its general partner
partner Icahn Offshore LP, by its general partner	CCI Offshore Corp.
CCI Offshore Corp.

(Signed) Keith Meister	(Signed) Keith Meister
President and Secretary	President and Secretary

CERTIFICATE
DATED: December 9, 2005
The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the Fairmont Shares which are the subject of the Offer.
(Signed) Carl C. Icahn

SCHEDULE I
EXECUTIVE OFFICERS AND DIRECTOR OF THE OFFEROR
     CCI Onshore Corp. is the general partner of Icahn Onshore LP which is the general partner of Icahn Partners LP. CCI Offshore Corp. is the general partner of Icahn Offshore LP which is the general partner of Icahn Partners Master Fund LP. The name and positions of the executive officers and director of CCI Onshore Corp. and CCI Offshore Corp. is set forth below. Each such executive officer and director is a citizen of the United States of America.

Name	Position with CCI Onshore Corp. and CCI Offshore Corp.
Carl C. Icahn	Director
Keith Meister	President and Secretary
Vincent J. Intrieri	Vice President and Treasurer
Jordan Bleznick	Vice President-Taxes
     The following sets forth with respect to each executive officer and director listed above such person’s (a) name, (b) present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name, principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on.
     Carl C. Icahn. Mr. Icahn has served as a director of CCI Onshore Corp. and CCI Offshore Corp. since February 2005 and from September 2004 to February 2005, Mr. Icahn served as the sole member of CCI Onshore LLC and CCI Offshore LLC, the predecessor entities to CCI Onshore Corp. and CCI Offshore Corp., respectively. Mr. Ichan has served as chairman of the board and a director of Starfire Holding Corporation, or Starfire, (formerly Icahn Holding Corporation), a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since November 1990, Mr. Icahn has been chairman of the board of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P., a public limited partnership that invests in real estate and holds various other interests, including the interests in its subsidiaries that are engaged, among other things, in the oil and gas business and casino entertainment business. Mr. Icahn has been a director of Cadus Pharmaceutical Corporation, a firm that holds various biotechnology patents, since 1993. From August 1998 to August 2002, Mr. Icahn served as chairman of the board of Maupintour Holding LLC (f/k/a Lowestfare.com, LLC), an Internet travel reservations company. From October 1998 through May 2004, Mr. Icahn was the president and a director of Stratosphere Corporation, which operates the Stratosphere Hotel and Casino. Since September 29, 2000, Mr. Icahn has served as the chairman of the board of GB Holdings, Inc., which owns an interest in The Sands Hotel and Casino in Atlantic City, New Jersey. In January 2003, Mr. Icahn became chairman of the board and a director of XO Communications, Inc., a telecommunications services company. In May 2005, Mr. Icahn became a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment. Mr. Icahn received his B.A. from Princeton University. Mr. Icahn’s principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York, 10153.

     Keith Meister. Mr. Meister has served as the president and secretary of CCI Onshore Corp. and CCI Offshore Corp. since February 2005 and from October 2004 to February 2005, Mr. Meister served as the executive vice president of CCI Onshore LLC and CCI Offshore LLC, the predecessor entities to CCI Onshore Corp. and CCI Offshore Corp., respectively. Mr. Meister is also a senior investment analyst of Icahn Partners LP and Icahn Partners Master Fund LP. He is also a director of Icahn Fund Ltd., which is the feeder fund of Icahn Partners Master Fund LP. Since June 2002, Mr. Meister has been a senior investment analyst of High River Limited Partnership, a company owned and controlled by Mr. Icahn that is primarily engaged in the business of holding and investing in securities. Since August 2003, Mr. Meister has served as the chief executive officer of American Property Investors, Inc., or API, which is the general partner of American Real Estate Partners, L.P., a public limited partnership controlled by Mr. Icahn that invests in real estate and holds various other interests, including the interests in its subsidiaries that are engaged, among other things, in the oil and gas business and casino entertainment business. Mr. Meister served API as its president from August 2003 to April 2005. From March 2000 through the end of 2001, Mr. Meister co-founded and served as co-president of J Net Ventures, a venture capital fund focused on investments in information technology and enterprise software businesses. From 1997 through 1999, Mr. Meister served as an investment professional at Northstar Capital Partners, an opportunistic real estate investment partnership. Prior to his work at Northstar, Mr. Meister served as an investment analyst in the investment banking group at Lazard Freres. Mr. Meister is a director of XO Communications, Inc., a telecommunications services company controlled by Mr. Icahn. Mr. Meister is also a director of American Entertainment Properties Corp. and American Casino & Entertainment Properties Finance Corp., which are gaming companies, and Scientia Corporation, a private health care venture company, all of which are companies controlled by American Real Estate Partners, L.P. In August 2005, Mr. Meister also became a director of ADVENTRX Pharmaceuticals, Inc., a biopharmaceuticals company. Mr. Meister received his A.B. in Government cum laude from Harvard College. Mr. Meister’s principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York, 10153.
     Vincent J. Intrieri. Mr. Intrieri has served as the vice president and treasurer of CCI Onshore Corp. and CCI Offshore Corp. since February 2005. Mr. Intrieri is a senior managing director of Icahn Partners LP and Icahn Partners Master Fund LP. Since January 1, 2005, Mr. Intrieri has been senior managing director of Icahn Associates Corp. and High River Limited Partnership, which is primarily engaged in the business of holding and investing in securities. From March 2003 to December 2004, Mr. Intrieri served as managing director and from 1998 to March 2003, he served as portfolio manager of Icahn Associates Corp. and High River Limited Partnership. Each of Icahn Associates Corp. and High River Limited Partnership are under the control of Mr. Icahn. From 1995 to 1998, Mr. Intrieri served as portfolio manager for distressed investments with Elliott Associates L.P., a New York investment fund. Prior to 1995, Mr. Intrieri was a partner at the Arthur Andersen accounting firm. Mr. Intrieri is a certified public accountant. Mr. Intrieri is chairman of the board and a director of Viskase Companies, Inc., a publicly owned producer of cellulose and plastic casings used in preparing and packaging meat products, in which Mr. Icahn has an interest through the ownership of securities. In addition, Mr. Intrieri has served on the board of directors of XO Communications, Inc., a telecommunications services company controlled by Mr. Icahn, since January 2003. Mr. Intrieri received a B.S. in Accounting from The Pennsylvania State University. Mr. Intrieri’s principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York, 10153.
     Jordan Bleznick. Mr. Bleznick has been the vice president-taxes of CCI Onshore Corp. and CCI Offshore Corp. since February 2005. Mr. Bleznick has been the vice president-taxes of Starfire Holding Corporation, a privately-held holding company, since September 2002. He has been the senior tax counsel for various affiliates of Mr. Icahn since April 15, 2002. From March 2000 through March 2002, Mr. Bleznick was a partner in the New York City office of the law firm of Piper Rudnick LLP. From January 1994 through February 2000, he was a partner in the law firm of Gordon Altman Weitzen Shalov and Wein. Mr. Bleznick received a B.A. in Economics from the University of Cincinnati, a J.D. from Ohio State University and a Master of Law Degree in Taxation from New York University. Mr.

Bleznick’s principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York, 10153.
     On January 5, 2001, Reliance Group Holdings, Inc. (“Reliance”) commenced an action in the United States District Court for the Southern District of New York against “Carl C. Icahn, Icahn Associates Corp. and High River Limited Partnership” alleging that High River’s tender offer for Reliance 9% senior notes violated Section 14(e) of the Exchange Act. Reliance sought a temporary restraining order and preliminary and permanent injunctive relief to prevent defendants from purchasing the notes. The Court initially imposed a temporary restraining order. The defendants then supplemented the tender offer disclosures. The Court conducted a hearing on the disclosures and other matters raised by Reliance. It then denied the plaintiff’s motion for a preliminary injunction and ordered dissolution of its temporary restraining order following dissemination of the supplement.
     Reliance took an immediate appeal to the United States Court of Appeals for the Second Circuit and sought a stay to restrain defendants from purchasing notes during the pendency of the appeal. On January 30, 2001, the Court of Appeals denied the plaintiff’s stay application. On January 30, Reliance also sought a further temporary restraining order from the District Court. The Court considered the matter and reimposed its original restraint until noon the next day, at which time the restraint was dissolved. The appeal was argued on March 9, 2001 and denied on March 22, 2001.

SCHEDULE II
BALANCE SHEET (UNAUDITED)
Icahn Partners LP
October 31, 2005

ASSETS

Cash and cash equivalents	$95,456,851
Due from brokers	94,114,011
Securities owned, at value (cost $822,229,301)	1,073,303,814
Unrealized gain on foreign currency contracts	6,666,644
Unrealized gain on futures	1,916,500
Interest and dividends receivable	1,874,391
Prepaid expenses and other assets	4,698,692

Total assets	$1,278,030,903

LIABILITIES AND PARTNERS’ CAPITAL

Securities sold, not yet purchased at value (proceeds $195,508,123)	$190,547,708
Fees payable	13,579,289
Subscriptions received in advance	9,500,000
Accrued expenses and other liabilities	451,302

Total liabilities	214,078,299

Partners’ capital	1,063,952,604

Total liabilities and partners’ capital	$1,278,030,903

SCHEDULE III
BALANCE SHEET (UNAUDITED)
Icahn Partners Master Fund LP
October 31, 2005

ASSETS

Cash and cash equivalents	$267,551,228
Due from brokers	114,460,258
Securities owned, at value (cost $1,084,838,071)	1,137,575,969
Unrealized gain on foreign currency contracts	6,129,512
Unrealized gain on futures	2,249,750
Interest and dividends receivable	2,032,385

Total assets	$1,529,999,102

LIABILITIES AND PARTNERS’ CAPITAL

Securities sold, not yet purchased at value (proceeds $175,374,449)	$172,148,558
Accrued expenses and other liabilities	288,467

Total liabilities	172,437,025

Partners’ capital	1,357,562,077

Total liabilities and partners’ capital	$1,529,999,102

The Depositary for the Offer is:
CIBC Mellon Trust Company

By Mail	By Registered Mail, Hand or Courier

P.O. Box 1036	199 Bay Street
Adelaide Street Postal Station	Commerce Court West
Toronto, Ontario M5C 2K4	Securities Level
Toronto, Ontario M5L 1G9

Telephone:	(416) 643-5500
Toll Free:	1-800-387-0825
E-Mail:	inquiries@cibcmellon.com
The U.S. Forwarding Agent is:
Mellon Investor Services LLC
By Mail, Registered Mail, Hand or Courier
120 Broadway, 13th Floor
New York, New York 10027
Toll Free: 1-800-777-3674
The Information Agent is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders Call Toll-Free:
1-877-456-3402 (for English)
1-877-825-8777 (for French)
Banks and Brokers Call Collect:
(212) 750-5833
Any questions and requests for assistance may be directed by Shareholders to the Depositary, the U.S. Forwarding Agent or the Information Agent at their respective telephone numbers and locations set out above.